Exhibit 10.4

EXECUTION COPY

XINYUAN REAL ESTATE CO., LTD.

GUARANTEED SENIOR SECURED

FLOATING RATE NOTES DUE 2010

INDENTURE

Dated April 13, 2007

The Hongkong and Shanghai Banking Corporation Limited

as Trustee

This INDENTURE dated April 13, 2007 is by and among XINYUAN REAL ESTATE CO., LTD., a company incorporated with limited liability in the Cayman Islands (the “Company”), the Guarantor (as defined below) and The Hongkong and Shanghai Banking Corporation Limited, as trustee (the “Trustee”).

The Company has duly authorized the creation of an issue of Guaranteed Senior Secured Floating Rate Notes due 2010 (the “Notes”) of the amount and substantially the tenor hereinafter set forth and, to provide therefor, the Company has duly authorized the execution and delivery of this Indenture. All things necessary to make the Notes, when duly issued and executed by the Company, and authenticated and delivered hereunder, the valid obligations of the Company, and to make this Indenture a valid and binding agreement, in accordance with its terms, of the Company, have been done. The Company, the Guarantor and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes issued under this Indenture:

ARTICLE 1.

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01. Definitions.

For all purposes of this Indenture, except as otherwise expressly provided or unless the context otherwise requires:

“Account Agreement” means the onshore account agreement dated as of the Issue Date by and among the WFOE and Industrial and Commercial Bank of China, Zhengzhou Branch, as account bank.

“Additional Amounts” means such additional amounts as required to be paid by the Company in accordance with Section 4.31.

“Additional Assets” means:

(a) any Property (other than cash, Cash Equivalents and securities) to be owned by the Company or any of its Subsidiaries and used in a Related Business; or

(b) Capital Stock of a Person that becomes a Subsidiary of the Company as a result of the acquisition of such Capital Stock by the Company or another Subsidiary of the Company from any Person other than the Company or an Affiliate of the Company; provided, however, that, in the case of clause (b), such Subsidiary is primarily engaged in a Related Business.

“Additional Interest” means an annual rate of interest equal to 0.5% payable on the outstanding Notes if the Company fails to deliver to the Collateral Agent an Officers’ Certificate with the required written evidence pursuant to Section 4.32, such interest accruing from and including the relevant date in Section 4.32 (or, if Interest has been paid since such date, from and including the most recent Interest Payment Date thereafter) to but excluding each date of payment thereof until the earlier of (x) the filing of WFOE Share Pledge with the MOFCOM (or, if approved by the MOFCOM, all subsequent filings with the SAFE, the SAIC and any other PRC Governmental Authorities (to the extent required by law to perfect a security interest)) and (y) the repayment in full of the Notes.

“Affiliate” of any specified Person means:

(a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, or

(b) any other Person who is a director or officer of:

(1) such specified Person,

(2) any Subsidiary of such specified Person,

(3) any Person described in clause (a) above, or

(c) any spouse, parent, child, brother or sister of any Person described in clauses (a) or (b) above.

For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of Section 4.12 and Section 4.14 and the definition of “Additional Assets” only, “Affiliate” shall also mean any Beneficial Owner of shares representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such Beneficial Owner pursuant to the first sentence hereof.

“Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent, Calculation Agent or the Collateral Agent, and collectively they are referred to herein as “Agents”.

“Applicable Procedures” means, with respect to any transfer, redemption or exchange of or for beneficial interests in any Global Note, the rules and procedures of Euroclear and Clearstream that apply to such transfer, redemption or exchange.

“Asset Sale” means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by the Company or any of its Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of

(a) any shares of Capital Stock of a Subsidiary of the Company (other than directors’ qualifying shares), or

(b) any other Property of the Company or any of its Subsidiaries outside of the ordinary course of business of the Company or such Subsidiary,

other than, in the case of clause (a) or (b) above,

(1) any disposition by a Subsidiary of the Company to the Company or by the Company or one of its Subsidiaries to a Wholly Owned Subsidiary,

(2) any disposition that constitutes a Permitted Investment or Restricted Payment permitted by Section 4.10,

(3) any disposition effected in compliance with the first paragraph of Section 5.01,

(4) any disposition of inventory (including, without limitation, residential units held for sale in the ordinary course of business), receivables and other current assets of the Company or any of its Subsidiaries (including properties under development for sale and completed properties for sale) in the ordinary course of business, or inventory or other property that in the reasonable judgment of the Company have become uneconomic, obsolete or worn out,

(5) the sale or discount of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business, and

(6) any disposition in a single transaction or a series of related transactions of assets for aggregate consideration and with a Fair Market Value of less than $1.0 million.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at any date of determination,

(a) if such Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Debt represented thereby according to the definition of “Capital Lease Obligations,” and

(b) in all other instances, the present value (discounted at the weighted average interest rate implicit in the Sale and Leaseback Transaction, compounded annually in the most recently completed twelve months) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

“Average Life” means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing:

(a) the sum of the product of the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

(b) the sum of all such payments.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors, or the law of any other jurisdiction relating to bankruptcy, insolvency, winding up, liquidation, reorganization or relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as such term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition or passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means (1) except as set out in clause (3), in respect of a corporation, the board of directors of the corporation, or (except if used in the definition of “Change of Control”) any duly authorized committee thereof; (2) except as set out in clause (3), in respect of any other Person, the board or committee of that Person serving an equivalent function; and (3) in the case of each PRC Subsidiary other than the WFOE, one executive director.

“Board Resolution” of a Person means a copy of a resolution (in form and substance satisfactory to the Trustee) certified by the secretary (or individual performing comparable duties) of the applicable Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means any day other than a Legal Holiday.

“Calculation Agent” means initially The Hongkong and Shanghai Banking Corporation Limited until a successor replaces The Hongkong and Shanghai Banking Corporation Limited in accordance with Section 2.03 hereof and thereafter means the successor serving hereunder.

“Capital Expenditures” means expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Lease Obligations which is capitalized on the consolidated balance sheet of the Company and its Subsidiaries) by the Company and its Subsidiaries that, in conformity with GAAP, are included in “additions to property, plant and equipment” or as capitalized internally developed software or comparable items reflected in the consolidated balance sheet of the Company and its Subsidiaries, excluding, however, (i) the application of insurance loss proceeds and (ii) the purchase, development, construction or improvement of real estate or land-use rights used in a Related Business.

“Capital Lease Obligations” means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of Section 4.11 a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

“Capital Stock” means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into such equity interest.

“Capital Stock Sale Proceeds” means the aggregate cash proceeds received by the Company from the issuance or sale (other than to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees) by the Company of its Capital Stock (other than Disqualified Stock) after the Issue Date, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Cash Balance” means cash and Cash Equivalents in hand or at a bank or financial institution and credited to an account in the name of the Company or any Subsidiary of the Company and to which the Company or such Subsidiary is alone beneficially entitled and has sole control.

“Cash Equivalents” means any of the following:

(a) Investments in U.S. Government Securities maturing within 180 days of the date of acquisition thereof;

(b) Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 90 days of the date of acquisition thereof issued by a bank or trust company organized under the laws of the United States of America or any state thereof having capital, surplus and undivided profits aggregating in excess of $500 million and whose long-term debt is rated “A” or higher according to Moody’s or S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act));

(c) repurchase obligations with a term of not more than 7 days for underlying securities of the types described in clause (a) entered into with:

(1) a bank meeting the qualifications described in clause (b) above, or

(2) any primary government securities dealer reporting to the Market Reports Division of the Federal Reserve Bank of New York;

(d) Investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America with a rating at the time as of which any Investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act));

(e) direct obligations (or certificates representing an ownership interest in such obligations) of any state of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of such state are pledged and which are not callable or redeemable at the issuer’s option, provided that:

(1) the long-term debt of such state is rated “A-3” or “A-” or higher according to Moody’s or S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act)), and

(2) such obligations mature within 180 days of the date of acquisition thereof; and

(f) time deposit accounts, certificates of deposit and money market deposits with (i) Bank of China, Industrial and Commercial Bank of China, China Construction Bank and China Merchants Bank or (ii) any other bank or trust company organized under the laws of the PRC whose long-term debt is rated as high or higher than any of those banks.

“Change of Control” means the occurrence of any of the following events:

(a) the Permitted Holders cease to be the Beneficial Owners directly or indirectly, of at least 27.5% of the total voting power of the Voting Stock of the Company or are no longer the Beneficial Owners of the largest percentage of voting power of the Voting Stock of the Company, or if Mr. Zhang does not otherwise have the ability to control the Company, whether as a result of the issuance of securities of the Company, any merger, consolidation, liquidation or dissolution of the Company, any direct or indirect transfer of securities by the Permitted Holders or otherwise (for purposes of this clause (a), the Permitted Holders will be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation so long as the Permitted Holders beneficially own, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of such parent corporation and “control” means the ability, directly or indirectly, to influence any decision of, or to direct or cause the direction of, the management and policies of the Company, including, without limitation, decisions pertaining to operations and maintenance); or

(b) whether as a result of the issuance of securities of the Company, any merger, consolidation, liquidation or dissolution of the Company, persons holding a majority of the Voting Stock of the Company prior to such transaction hold less than a majority of the Surviving Person’s Voting Stock after such transaction; or

(c) the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all of the Property of the Company and its Subsidiaries, considered as a whole (other than a disposition of such Property as an entirety or virtually as an entirety to a Wholly Owned Subsidiary or one or more Permitted Holders), shall have occurred, or the Company merges, consolidates or amalgamates with or into any other Person (other than one or more Permitted Holders) or any other Person (other than one or more Permitted Holders) merges, consolidates or amalgamates with or into the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is reclassified into or exchanged for cash, securities or other Property, other than any such transaction where:

(1) the outstanding Voting Stock of the Company is reclassified into or exchanged for other Voting Stock of the Company or for Voting Stock of the Surviving Person, and

(2) the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the Company or the Surviving Person immediately after such transaction and in substantially the same proportion as before the transaction; or

(d) Continuing Directors cease for any reason to constitute a majority of the Board of Directors then in office; or

(e) the shareholders of the Company shall have approved any plan of liquidation or dissolution of the Company.

“Clearstream” means Clearstream Banking, société anonyme, and any successor thereto.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means all the collateral described in the Security Documents.

“Collateral Agent” means The Hongkong and Shanghai Banking Corporation Limited, and any successor collateral agent appointed pursuant to the terms of this Indenture.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Depositary” means, with respect to the Notes issuable or issued in global form, the Person specified in Section 2.03(b) hereof as the Common Depositary to Euroclear and Clearstream with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provisions of this Indenture.

“Common Shares” means any stock of any class of the Company which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company and which is not subject to redemption by the Company.

“Company” is defined in the preamble.

“Consolidated Current Assets” means, at any time, the consolidated current assets of the Company and its consolidated Subsidiaries as of such time.

“Consolidated Current Liabilities” means, at any time, (a) the consolidated current liabilities of the Company and its consolidated Subsidiaries plus (b) the current liabilities of any Person (other than the Company or a consolidated Subsidiary of the Company) that are guaranteed by the Company or any of its consolidated Subsidiaries, all as of such time.

“Consolidated Interest Expense” means, for any period, the total interest expense (excluding tax) of the Company and its consolidated Subsidiaries (whether paid or accrued), plus, to the extent not included in such total interest expense, and to the extent Incurred by the Company or its Subsidiaries, without duplication,

(a) interest expense attributable to leases constituting part of a Sale and Leaseback Transaction and to Capital Lease Obligations,

(b) amortization of debt discount and debt issuance cost, including commitment fees, but excluding debt issuance costs attributable solely to the warrants issued contemporaneously with the Notes,

(c) capitalized interest,

(d) non-cash interest expense,

(e) commissions, discounts and other fees and charges owed with respect to letters of credit and banker’s acceptance financing,

(f) net costs associated with Hedging Obligations (including amortization of fees),

(g) Disqualified Stock Dividends (other than dividends payable in Capital Stock other than Disqualified Stock),

(h) Preferred Stock Dividends (other than dividends payable in Capital Stock other than Disqualified Stock) of Subsidiaries,

(i) interest accruing on (x) any Debt of any other Person to the extent such Debt is guaranteed by the Company or any of its Subsidiaries (other than Pre-Registration Mortgage Guarantees), and (y) any Debt of any other Person secured by assets or property of the Company or any of its Subsidiaries, and

(j) the cash contributions to any employee stock ownership plan or similar trust, if any and to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Debt Incurred by such plan or trust.

“Consolidated Interest Expense Coverage Ratio” means, as of any date of determination, the ratio of:

(a) the aggregate amount of EBITDA for the most recent four consecutive Fiscal Quarters ending at least 45 days prior to such determination date to

(b) Consolidated Interest Expense for such four Fiscal Quarters;

provided, however, that:

(1) if

(A) since the beginning of such period the Company or any of its Subsidiaries has Incurred any Debt that remains outstanding or Repaid any Debt, or

(B) the transaction giving rise to the need to calculate the Consolidated Interest Expense Coverage Ratio is an Incurrence or Repayment of Debt,

Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Incurrence or Repayment as if such Debt was Incurred or Repaid on the first day of such period, provided that, in the event of any such Repayment of Debt, EBITDA for such period shall be calculated as if the Company or such Subsidiary had not earned any interest income actually earned during such period in respect of the funds used to Repay such Debt, and provided further that the amount of Debt Incurred under revolving credit facilities shall be deemed to be the average daily balance of such Debt during such period (or any shorter period in which such facilities are in effect) and

(2) if

(A) since the beginning of such period the Company or any of its Subsidiaries shall have made any Asset Sale or an Investment (by merger or otherwise) in any Subsidiary of the Company (or any Person which becomes a Subsidiary of the Company) or an acquisition of Property which constitutes all or a substantial part of an operating unit of a business,

(B) the transaction giving rise to the need to calculate the Consolidated Interest Expense Coverage Ratio is such an Asset Sale, Investment or acquisition, or

(C) since the beginning of such period any Person (that subsequently became a Subsidiary of the Company or was merged with or into the Company or any Subsidiary of the Company since the beginning of such period) shall have made such an Asset Sale, Investment or acquisition, then EBITDA for such period shall be calculated after giving pro forma effect to such Asset Sale, Investment or acquisition as if such Asset Sale, Investment or acquisition had occurred on the first day of such period.

If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense on such Debt shall be calculated as if the base interest rate in effect for such floating rate of interest on the date of determination had been the applicable base interest rate for the entire period (taking into account any Interest Rate Agreement applicable to such Debt if such Interest Rate Agreement has a remaining term in excess of 12 months). In the event the Capital Stock of any Subsidiary of the Company is sold during the period, the Company shall be deemed, for purposes of clause (1) above, to have Repaid during such period the Debt of such Subsidiary to the extent the Company and its continuing Subsidiaries are no longer liable (whether directly or indirectly, contingently or otherwise) for such Debt after such sale and have not provided any security or pledged any assets with respect thereto.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

(a) any net income (loss) of any Person (other than the Company) if such Person is not a Subsidiary of the Company, except that:

(1) subject to the exclusions contained in clauses (c), (d) and (e) below, equity of the Company and its consolidated Subsidiaries in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Person during such period to the Company or any of its Subsidiaries as a dividend or other distribution (subject, in the case of a dividend or other distribution to such Subsidiary, to the limitations contained in clause (b) below), and

(2) the equity of the Company and its consolidated Subsidiaries in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income,

(b) any net income (loss) of any Subsidiary of the Company if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to the Company, except that:

(1) subject to the exclusions contained in clauses (c), (d) and (e) below, the equity of the Company and its consolidated Subsidiaries in the net income of any such Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Subsidiary during such period to the Company or another of its Subsidiaries as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Subsidiary of the Company, to the limitation contained in this clause (b)), and

(2) the equity of the Company and its consolidated Subsidiaries in a net loss of any such Subsidiary for such period shall be included in determining such Consolidated Net Income,

(c) any gain (but not loss) realized upon the sale or other disposition of any Property of the Company or any of its consolidated Subsidiaries (including pursuant to any Sale and Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business,

(d) any extraordinary or non-recurring gain or loss,

(e) the cumulative effect of a change in accounting principles, and

(f) any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of the Company or any Subsidiary, provided that such shares, options or other rights can be redeemed at the option of the holder only for Capital Stock of the Company (other than Disqualified Stock).

“Consolidated Net Worth” means the total of the amounts shown on the consolidated balance sheet of the Company and its Subsidiaries as of (i) the end of the most recent Fiscal Quarter of the Company in the case of Section 4.16 and (ii) in all other cases, the end of the most recent Fiscal Quarter of the Company ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as:

(a) the par or stated value of all outstanding Capital Stock of the Company, plus

(b) paid-in capital or capital surplus relating to such Capital Stock, plus

(c) any retained earnings or earned surplus, less:

(1) any accumulated deficit, and

(2) any amounts attributable to Disqualified Stock (other than the Company’s Series A Preference Shares as constituted on the Issue Date) or any equity security convertible into or exchangeable for Debt, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of Capital Stock of the Company or any of its Subsidiaries, each item to be determined in conformity with GAAP.

“Consolidated Subsidiary Debt to Consolidated Total Tangible Asset Ratio” means the ratio of (a) the aggregate amount of outstanding Debt of the Company’s consolidated Subsidiaries (other than any Debt owed by a Subsidiary of the Company to the Company or any Wholly Owned Subsidiary) to (b) the sum of the consolidated Total Tangible Assets of the Company (as reflected in the Company’s consolidated balance sheet) as of the end of the Fiscal Quarter.

“Consolidated Tangible Net Worth” means, as of any date of determination, the Consolidated Net Worth less the Intangible Assets.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors who (a) was a member of the Board of Directors on the date of this Indenture or (b) was nominated for election to the Board of Directors by, or whose election was ratified with the approval of, a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election.

“Contractor Guarantees” means Guarantees by the Company or any Subsidiary of Debt of any contractor, builder or other similar Person engaged by the Company or such Subsidiary in connection with the development, construction or improvement of real property, which Debt was Incurred by such contractor, builder or other similar Person solely to finance the cost of such development, construction or improvement.

“Convertible Note Guarantees” means the guarantee by one or more of the Company’s Subsidiaries of the Convertible Notes pursuant to the terms of the indenture governing the terms of the Convertible Notes.

“Convertible Notes” means the Company’s 2.0% Convertible Subordinated Notes due 2012 issued pursuant to that certain indenture dated             , 2007 by and among the Company, the Guarantor and The Hongkong and Shanghai Banking Corporation Limited as Trustee.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 12.01 hereof, or such other address as to which the Trustee may give notice to the Company.

“Credit Facilities” means, with respect to any PRC Subsidiary, one or more debt or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, notes, receivables or inventory financing (including through the sale of receivables or inventory to such lenders or to special purpose, bankruptcy remote entities formed to borrow from such lenders against such receivables or inventory) or trade letters of credit, in each case together with any Refinancings thereof by any lender or syndicate of lenders.

“Currency Exchange Protection Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.

“Custodian” means, with respect to the Notes issuable or issued in global form, the Person specified in Section 2.03(c) as Custodian with respect to the Notes, and any and all successors thereto appointed as custodian hereunder and having become such pursuant to the applicable provisions of this Indenture.

“Debt” means, with respect to any Person on any date of determination (without duplication):

(a) the principal of and premium (if any) in respect of:

(1) debt of such Person for money borrowed, and

(2) debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

(b) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by such Person;

(c) all obligations of such Person representing the deferred purchase price of Property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

(e) the amount of all obligations of such Person with respect to the Repayment of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

(f) all obligations of the type referred to in clauses (a) through (e) above of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee;

(g) all obligations of the type referred to in clauses (a) through (f) above of other Persons secured by any Lien on any Property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the Fair Market Value of such Property and the amount of the obligation so secured; and

(h) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

Debt shall not include any capital commitments or similar obligations Incurred in the ordinary course of business in connection with the acquisition, development, construction or improvement of real or personal property (including land use rights) to be used in a Related Business; provided that such Debt is not reflected and is not required under GAAP to be reflected on the balance sheet of the Company or any Subsidiary (contingent obligations and commitments referred to in a note to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet).

The amount of Debt of any Person at any date shall be the outstanding balance, or the accreted value of such Debt in the case of Debt issued with original issue discount, at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. The amount of Debt represented by a Hedging Obligation shall be equal to the net amount payable by such Person if such Hedging Obligation terminated at that time due to default by such Person.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 or 2.10 hereof, in substantially the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Determination Date” means, with respect to any Interest Period, the second London Banking Day preceding the first day of the Interest Period.

“Disqualified Stock” means any Capital Stock of the Company or any of its Subsidiaries that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise:

(a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

(b) is or may become redeemable or repurchaseable at the option of the holder thereof (except that any Capital Stock that would constitute Disqualified Stock solely because the holders of such Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.10 hereof and such repurchase rights are no more favorable to holders of such Capital Stock than rights under Section 4.12 and Section 4.17 granted to Holders hereunder), in whole or in part, or

(c) is convertible or exchangeable at the option of the holder thereof for Debt or Disqualified Stock,

on or prior to, in the case of clause (a), (b) or (c), the first anniversary of the Stated Maturity of the Notes.

“Disqualified Stock Dividends” means all dividends or the distributions with respect to Disqualified Stock of the Company held by Persons other than a Wholly Owned Subsidiary.

“Distribution Compliance Expiration Date” means the 41st day after the after the later of (i) the day on which the Notes were first offered to persons other than distributors (as defined in Regulation S under the Securities Act) and (ii) the Issue Date.

“EBITDA” means, for any period, an amount equal to, for the Company and its consolidated Subsidiaries:

(a) the sum of Consolidated Net Income for such period, plus the following to the extent reducing Consolidated Net Income for such period:

(1) the provision for taxes based on income or profits or utilized in computing net loss,

(2) Consolidated Interest Expense,

(3) depreciation,

(4) amortization of intangibles, and

(5) any other non-cash items (other than any such non-cash item to the extent that it represents an accrual of, or reserve for, cash expenditures in any future period or amortization of a prepaid cash expense paid in a period prior to the period that is subject to calculation), minus

(b) all non-cash items increasing Consolidated Net Income for such period.

Notwithstanding the foregoing clause (a), the provision for taxes and the depreciation, amortization and non-cash items of a Subsidiary of the Company shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Subsidiary or its shareholders.

“Euroclear” means Euroclear Bank, S.A./N.V., and any successor thereto.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

“Fair Market Value” means, with respect to any Property at the time of determination, the price that could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided,

(a) if such Property has a Fair Market Value equal to or less than $5.0 million, by any Officer of the Company,

(b) if such Property has a Fair Market Value in excess of $5.0 million, by a majority of the Board of Directors and evidenced by a Board Resolution delivered to the Trustee, or

(c) if such Property has a Fair Market Value in excess of $10.0 million, by an Independent Financial Advisor and evidenced by a written opinion from such Independent Financial Advisor dated within 30 days of the relevant transaction delivered to the Trustee.

“Fiscal Quarter” means each of the three month periods ending on March 31, June 30, September 30 and December 31.

“GAAP” means United States generally accepted accounting principles as in effect on the Issue Date, including those set forth in:

(a) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

(b) the statements and pronouncements of the Financial Accounting Standards Board,

(c) such other statements by such other entity as approved by a significant segment of the accounting profession, and

(d) the rules and regulations of the Commission governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the Commission.

All ratios and computations based on GAAP contained in this Indenture will be computed in conformity with GAAP.

“Governmental Approval” means any authorization of or by, consent of, approval of, license from, ruling of, permit from, tariff by, rate of, certification by, exemption from, filing with (except any filing relating to the perfection of security interests), variance from, claim of, order from, judgment from, decree of, publication to or by, notice to, declaration of or with or registration by or with any Governmental Authority, whether tacit or express.

“Governmental Authority” means any federal, state, national, provincial, municipal, local, territorial or other government department, ministry (including local counterparts thereof), commission, board, agency, regulatory authority, instrumentality, judicial or administrative body, domestic or foreign.

“guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise), or

(b) entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “guarantee” shall not include:

(1) endorsements for collection or deposit in the ordinary course of business, or

(2) a contractual commitment by one Person to invest in another Person for so long as such Investment is reasonably expected to constitute a Permitted Investment under clause (a), (b) or (c) of the definition of “Permitted Investment.”

The term “guarantee” used as a verb has a corresponding meaning. The term “guarantor” shall mean any Person Guaranteeing any obligation.

“Guarantee” means the Guarantee of the Notes by each of the Guarantors pursuant to Article 9 and in the form of the Guarantee attached as Exhibit B and any additional Guarantee of the Notes to be executed by any Subsidiary of the Company pursuant to Section 4.18.

“Guarantor” means Xinyuan Real Estate and any Subsidiary of the Company that becomes a Guarantor pursuant to Section 4.18 or who otherwise executes and delivers a supplemental indenture (in form satisfactory to the Trustee) to the Trustee providing for a Guarantee; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of this Indenture.

“Hedging Obligation” of any Person means any obligation of such Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement or any other similar agreement or arrangement.

“Holder” or “holder” means a Person in whose name a Note is registered in the Security Register.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, guarantee or become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or obligation on the balance sheet of such Person (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of such Debt; provided further, however, that any Debt or other obligations of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; and provided further, however, that solely for purposes of determining compliance with Section 4.09, amortization of debt discount shall not be deemed to be the Incurrence of Debt, provided that in the case of Debt sold at a discount, the amount of such Debt Incurred shall at all times be the aggregate principal amount at Stated Maturity.

“Indenture” means this instrument, as originally executed or as it may from time to time be supplemented or amended in accordance with Article 8 hereof.

“Independent Financial Advisor” means an investment banking firm of international standing or any third party appraiser of international standing, provided that such firm or appraiser is not an Affiliate of the Company.

“Intangible Assets” shall mean as of the date of any determination thereof the total amount of all assets of the Company and its Subsidiaries classified as goodwill, patents, trade names, trademarks, copyrights, franchises, experimental expense, organization expense, unamortized debt discount and expense, deferred assets other than prepaid insurance and prepaid taxes, the excess of cost of shares acquired over book value of related assets and such other assets as are properly classified as “intangible assets” in accordance with GAAP.

“Interest”, when used with reference to the Notes, means any interest payable under the terms of the Notes, including initially a rate of interest equal to LIBOR (as determined by the Calculation Agent from the Issue Date) plus the Margin, and including Additional Interest, if any.

“Interest Payment Dates” shall have the meaning set forth in paragraph 1 of each Note.

“Interest Period” means the period commencing on and including an Interest Payment Date and ending on and excluding the next succeeding Interest Payment Date, with the exception that the first Interest Period shall commence on and include the Issue Date and end on and exclude October 15, 2007.

“Interest Rate Agreement” means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect against fluctuations in interest rates.

“Investment” by any Person means any direct or indirect loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person.

In determining the amount of any Investment made by transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such Investment.

“Issue Date” means April 13, 2007.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the PRC, Hong Kong, the city in which the Corporate Trust Office of the Trustee is located or any other place of payment on the Notes are authorized by law, regulation or executive order to remain closed.

“LIBOR” means, with respect to an Interest Period, the rate (expressed as a percentage per annum) for deposits in United States dollars for a six-month period beginning on the second London Banking Day after the Determination Date that is the average of the rates that appear on display page designated as page “LIBOR01” on the Reuter Monitor Money Rates Service and Bloomberg page BBAM 1 as of 11:00 a.m., London time, on the Determination Date, or if only one such rate is available, such rate. If display page designated as page “LIBOR01” on the Reuter Monitor Money Rates Service and Bloomberg page BBAM 1 do not include such a rate or are unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent (after consultation with the Company), to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in United States dollars for a six-month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, LIBOR for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent (after consultation with the Company), to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in United States dollars to leading European banks for a six-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, LIBOR for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then LIBOR for the Interest Period will be LIBOR in effect with respect to the immediately preceding Interest Period.

“Lien” means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

“London Banking Day” means any day in which dealings in United States dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“Margin” means an annual rate of interest initially equal to 6.80%.

“Material Adverse Effect” means a material adverse effect on (a) the property, business, operations, financial condition, liabilities, capitalization or prospects of the Company and its Subsidiaries taken as a whole, (b) the ability of any Person to perform its payment obligations or any of its material obligations under any of the Security Documents to which such Person is a party, (c) the validity or enforceability of any of the Security Documents, (d) the material rights and remedies of the Trustee or the Collateral Agent under any of the Security Documents or (e) the timely payment of any principal or premium or Additional Amounts of, or interest on, or performance or compliance with any of the obligations under, any of the Notes or this Indenture.

“Minimum Consolidated Interest Expense Coverage Ratio” means a Consolidated Interest Coverage Ratio greater than 4.0 to 1.00.

“MOFCOM” means the Ministry of Commerce of the PRC.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Mr. Zhang” means Mr. ZHANG Yong, a resident of Zhengzhou in Henan Province, PRC.

“Net Available Cash” from any Asset Sale means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property that is the subject of such Asset Sale or received in any other non-cash form), in each case net of:

(a) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Cayman Islands national, provincial, foreign and local taxes required to be accrued as a liability under the GAAP, as a consequence of such Asset Sale,

(b) all payments made on or in respect of any Debt that is secured by any Property subject to such Asset Sale, in accordance with the terms of any Lien upon such Property, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale,

(c) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale, and

(d) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with the GAAP, against any liabilities directly arising from the disposal of the Property in such Asset Sale and retained by the Company or any of its Subsidiaries after such Asset Sale.

“Notes” is defined in the preamble.

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Debt.

“Officer” means, with respect to the Company, its Chief Executive Officer or President.

“Officers’ Certificate” means a certificate, in form and substance satisfactory to the Trustee, signed by two Officers (the list of Officers and the specimen signatures of whom shall be provided to the Trustee from time to time) of the Company and which certificate meets the requirements of Section 12.04 hereof and is delivered to the Trustee.

“Opinion of Counsel” means a written opinion, in form and substance satisfactory to the Trustee, from legal counsel who is acceptable to the Trustee and which meets the requirements of Section 12.04 hereof.

“Participant” means, with respect to Euroclear or Clearstream, a Person who has an account with Euroclear or Clearstream, respectively.

“Permitted Debt” means:

(a) (i) Debt of the Company evidenced by the Notes and Debt of the Guarantors evidenced by Guarantees and (ii) Debt of the Company evidenced by the Convertible Notes and Debt of the Guarantors evidenced by the Convertible Note Guarantees, in the aggregate pursuant to this clause (a) up to $100.0 million;

(b) Debt of any PRC Subsidiary under Credit Facilities;

(c) Debt of the Company owing to and held by any Wholly Owned Subsidiary and Debt of any Subsidiary of the Company owing to and held by the Company or any Wholly Owned Subsidiary; provided, however, that any subsequent issue or transfer of Capital Stock or other event that results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of any such Debt (except to the Company or a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Debt by the issuer thereof;

(d) Debt of any PRC Subsidiary of the Company outstanding on the date on which such Subsidiary is acquired by the Company or otherwise becomes a Subsidiary of the Company (other than Debt Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Subsidiary became a Subsidiary of the Company or was otherwise acquired by the Company), provided that at the time such Subsidiary is acquired by the Company or otherwise becomes a Subsidiary of the Company and after giving effect to the Incurrence of such Debt, the Minimum Consolidated Interest Expense Coverage Ratio would have been complied with.

(e) Debt under Interest Rate Agreements entered into by the Company or a Guarantor for the purpose of limiting interest rate risk in the ordinary course of the financial management of the Company or such Guarantor and not for speculative purposes, provided that the obligations under such agreements are directly related to and do not exceed payment obligations on Debt otherwise permitted by the terms of this Section;

(f) Debt under Currency Exchange Protection Agreements entered into by the Company or any of its Subsidiaries for the purpose of limiting currency exchange rate risks directly related to transactions entered into by the Company or such Subsidiary in the ordinary course of business and not for speculative purposes;

(g) Debt in connection with one or more standby letters of credit, performance bonds, return of money bonds or surety bonds issued by the Company or a Guarantor in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit not exceeding $1.0 million in the aggregate at any time;

(h) Debt of any of the Company’s Subsidiaries outstanding on the Issue Date not otherwise described in clauses (a) through (g) above;

(i) Permitted Refinancing Debt Incurred in respect of Debt Incurred pursuant to clauses (a), (d) and (h) above (which shall not include the Shareholders’ Loan);

(j) Debt Incurred by any PRC Subsidiary for the purpose of financing (i) all or any part of the purchase price of assets, real or personal property (including the lease purchase price of land-use rights) or equipment to be used in the ordinary course of business by a Subsidiary of the Company in the Related Business, including such purchase through the acquisition of Capital Stock of any Person all or substantially all of the assets of which consist of real or personal property or equipment which will, upon such acquisition, become a Subsidiary of the Company or (ii) all or any part of the purchase price or the cost of development, construction or improvement of real or personal property (including the lease purchase price of the land-use rights) or equipment to be used in the ordinary course of business by a Subsidiary of the Company in the Related Business; provided, however that (A) the aggregate principal amount of such Debt shall not exceed such purchase price or cost and (B) such Debt shall be Incurred no later than 75 days after the acquisition of such property or completion of such development, construction or improvement;

(k) Pre-Registration Mortgage Guarantees by the Company or any Subsidiary that do not exceed 25% of the Total Tangible Assets of the Company in the aggregate at any one time outstanding;

(l) Debt Incurred by any Subsidiary constituting reimbursement obligations with respect to workers’ compensation claims or self-insurance obligations or bid, performance or surety bonds (in each case other than for an obligation for borrowed money) and in any such case Incurred in the ordinary course of business;

(m) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such Debt is extinguished within five Business Days of Incurrence; and

(n) (i) guarantees by the WFOE or any PRC Subsidiary of Debt of any PRC Subsidiary that was permitted to be Incurred by any provision of Section 4.09 or (ii) guarantees by any Subsidiary of the Company of Debt of another Subsidiary of the Company that was permitted to be incurred under clause (e) or (f) of this definition.

“Permitted Holders” means Mr. Zhang and Ms. YANG Yuyan, a resident of Zhengzhou in Henan Province, PRC, and their respective estates, ancestors and lineal descendants, the legal representatives of any of the foregoing and the trustees of any bona fide trusts of which the foregoing are the sole beneficiaries or the grantors, or any Person of which the foregoing “beneficially owns” (as defined in Rule 13d-3 under the Exchange Act), individually or collectively with any of the foregoing, at least 80% of the total voting power of the Voting Stock of such Person.

“Permitted Investment” means any Investment by the Company or any of its Subsidiaries in:

(a) the Company or any of its Subsidiaries engaged in a Related Business;

(b) any Person that will, upon the making of such Investment, become a Subsidiary of the Company, provided that the primary business of such Subsidiary is a Related Business;

(c) any Person if as a result of such Investment such Person is merged or consolidated with or into, or transfers or conveys all or substantially all its Property to, the Company or a Subsidiary of the Company, provided that such Person’s primary business is a Related Business;

(d) Cash Equivalents;

(e) receivables owing to the Company or any of its Subsidiaries, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or such Subsidiary deems reasonable under the circumstances;

(f) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business not exceeding $100,000 in the aggregate at any time;

(g) loan and advances to employees made in the ordinary course of business consistent with past practices of the Company or such Subsidiary, as the case may be, provided that such loans and advances do not exceed $100,000 in the aggregate at any one time outstanding;

(h) stock, obligations or other securities received in settlement of debts created in the ordinary course of business and owing to the Company or one of its Subsidiaries or in satisfaction of judgments;

(i) any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with (A) an Asset Sale consummated in compliance with Section 4.12 or (B) any disposition of Property not constituting an Asset Sale;

(j) Hedging Obligations by the Company or any Guarantor that are otherwise permitted to be incurred under this Indenture, and which were entered into for financial management of interest rates, foreign currency exchange rates and are directly related to transactions entered into by such Person in the ordinary course of its business, and not for speculative purposes;

(k) any Investment pursuant to Pre-Registration Mortgage Guarantees or Contractor Guarantees (other than to any Affiliate of the Company that is not a Wholly Owned Subsidiary) by the Company or any Subsidiary that do not exceed 25% of the Total Tangible Assets of the Company in the aggregate at any one time outstanding;

(l) advances to contractors or suppliers (other than any Affiliate of the Company) for the acquisition of assets or consumables or services in ordinary course of business that are recorded as deposits or prepaid expenses on the Company’s consolidated balance sheet not exceeding $100,000 in the aggregate at any time;

(m) deposits of pre-sale proceeds made in order to secure the completion and delivery of pre-sold properties and issuance of the related land use title in ordinary course of business;

(n) deposits made in order to secure the performance of the Company or any of its Subsidiaries in connection with the acquisition, construction, development or improvement of real property or land-use rights by the Company or any Subsidiaries in the ordinary course of business; and

(o) other Investments made for Fair Market Value that do not exceed $1.0 million in the aggregate outstanding at any one time.

“Permitted Liens” means:

(a) Liens in favor of the Company, any Guarantor or any Wholly Owned Subsidiary;

(b) Liens securing, or created for the benefit of securing, the Notes, the Guarantees, the Convertible Notes and the Convertible Note Guarantees (provided, however, that any such Liens securing the Convertible Notes or Convertible Note Guarantees are provided subsequent and junior to Liens securing the Notes and the Guarantees);

(c) Liens to secure Debt permitted to be Incurred under clause (b) of the definition of “Permitted Debt” and other obligations thereunder, provided that any such Lien is limited to the accounts receivable and inventory of the PRC Subsidiary;

(d) Liens for taxes, assessments or governmental charges or levies on the Property of the Company or any of its Subsidiaries if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

(e) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, on the Property of the Company or any of its Subsidiaries arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings, provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

(f) Liens on the Property of the Company or any of its Subsidiaries Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property or any other Debt and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of the Company or any of its Subsidiaries;

(g) Liens on Property at the time the Company or any of its Subsidiaries acquired such Property, including any acquisition by means of a merger or consolidation with or into the Company or any of its Subsidiaries; provided, however, that any such Lien may not extend to any other Property of the Company or any of its Subsidiaries; provided further, that such Liens shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Property was acquired by the Company or any of its Subsidiaries;

(h) Liens on the Property of a Person at the time such Person becomes a Subsidiary of the Company; provided, however, that any such Lien may not extend to any other Property of the Company or any other Subsidiary of the Company that is not a direct Subsidiary of such Person; provided further, that any such Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Subsidiary of the Company;

(i) pledges or deposits by the Company or any of its Subsidiaries under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property or any other Debt or for the payment of Debt) or leases to which the Company or any of its Subsidiaries is party, or deposits to secure public or statutory obligations of the Company, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;

(j) utility easements, building restrictions and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character;

(k) Liens existing on the Issue Date not otherwise described in clauses (a) through (j) above;

(l) Liens on the Property of the Company or any of its Subsidiaries to secure any Refinancing, in whole or in part, of any Debt secured by Liens referred to in clause (g), (h) or (k) above; provided, however, that any such Lien shall be limited to all or part of the same Property that secured the original Lien (together with improvements and accessions to such Property), and the aggregate principal amount of Debt (and other obligations thereunder) that is secured by such Lien shall not be increased to an amount greater than the sum of:

(1)	the outstanding principal amount, or, if greater, the committed amount, of the Debt (and other obligations thereunder) secured by Liens described under clause (g), (h) or (k) above, as the case may be, at the time the original Lien became a Permitted Lien under this Indenture, and

(2)	an amount necessary to pay any fees and expenses, including premiums and defeasance costs, incurred by the Company or such Subsidiary in connection with such Refinancing;

(m) Liens encumbering property or assets under construction in the ordinary course of business arising from progress or partial payments by a customer of the Company or its Subsidiary relating to such property or assets;

(n) Liens (including extensions and renewals thereof) upon real property acquired after the Issue Date; provided that (i) such Lien is created solely for the purpose of securing Debt Incurred under clause (j) of the definition of “Permitted Debt” and such Lien is created prior to, at the time of or within 60 days after the later of the acquisition or the completion of construction, (ii) the principal amount of the Debt secured by such Lien shall not exceed 100% of such cost and (iii) such Lien shall not extend to or cover any property or assets other than such item of property and any improvements on such item;

(o) Liens on deposits of pre-sale proceeds made in order to secure the completion and delivery of pre-sold properties and issuance of the related land use title in ordinary course of business and not securing Debt of the Company or any Subsidiary;

(p) Liens on deposits made in order to secure the performance of the Company or any of its Subsidiary in connection with the acquisition of real property or land-use rights by the Company or any Subsidiary in the ordinary course of business and not securing Debt of the Company or any Subsidiary;

(q) Liens to secure cash collateral in respect of Hedging Obligations pursuant to which Merrill Lynch Capital Services, Inc. or any of its Affiliates is the counterparty; provided that such Liens in the aggregate shall not initially exceed $10.0 million;

(r) Liens arising from the rendering of a final judgment or order against the Company or any of its Subsidiaries that does not give rise to an Event of Default; and

(s) easements, rights-of-way, municipal and zoning ordinances or other restrictions as to the use of properties in favor of governmental agencies or utility companies that do not materially adversely affect the value of such properties or materially impair the use for the purposes of which such properties are held by the Company or any of its Subsidiaries.

“Permitted Refinancing Debt” means any Debt that Refinances any other Debt, including any successive Refinancings, so long as:

(i) such refinancing Debt is used to refinance the entire outstanding principal amount of the Notes, or

(ii)(a) such Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of:

(1) the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being Refinanced, and

(2) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such Refinancing,

(b) the Average Life of such Debt is equal to or greater than the Average Life of the Debt being Refinanced,

(c) the Stated Maturity of such Debt is no earlier than the Stated Maturity of the Debt being Refinanced,

(d) the new Debt shall not be senior in right of payment to the Debt that is being Refinanced, and

(e) the new Debt, the proceeds of which are used to Refinance the Notes or any Debt that is pari passu with or subordinate to the Notes or a Guarantee, shall only be permitted if (A) in case the Notes are refinanced in part or the Debt to be Refinanced is pari passu with the Notes or a Guarantee, such new Debt, by its terms or by terms of any agreement or instrument pursuant to which such new Debt is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Notes or such Guarantee, or (B) in case the Debt to be Refinanced is subordinated in right of payment to the Notes or a Guarantee, such new Debt, by its terms or by the terms of any agreement or instrument to which such new Debt is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes or such Guarantee at least to the extent that the Debt to be Refinanced is subordinated to the Notes or the Guarantee;

provided, however, that Permitted Refinancing Debt shall not include the Debt of any Subsidiary that is not a Guarantor, if such Debt is used to Refinance Debt of the Company or a Subsidiary.

“Person” means a corporation, an association, a partnership, a limited liability company, an individual, a joint venture, a joint stock company, a trust, an unincorporated organization or a government or an agency or a political subdivision thereof.

“PRC” means the People’s Republic of China, exclusive of Taiwan, Macau and Hong Kong.

“PRC Subsidiary” means any Subsidiary of the Company incorporated in the PRC.

“Pre-Registration Mortgage Guarantees” means any Guarantee by the Company or any Subsidiary in the ordinary course of business of secured loans of purchasers of properties from the Company or any Subsidiary; provided that any such Guarantee shall be released in full on or before the perfection of security interest in such properties under applicable law in favor of the relevant lender.

“Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same Debt as that evidenced by such particular Note; and any Note authenticated and delivered under Section 2.07 in lieu of a lost, destroyed or stolen Note shall be deemed to evidence the same Debt as the lost, destroyed or stolen Note.

“Preferred Stock” means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.

“Preferred Stock Dividends” means all dividends or other distributions with respect to Preferred Stock of the Company’s Subsidiaries held by Persons other than the Company or any of its Wholly Owned Subsidiaries.

“pro forma” means, with respect to any calculation made or required to be made pursuant to the terms hereof, a calculation performed in accordance with Article 11 of Regulation S-X promulgated under the Securities Act, as interpreted in good faith by the Board of Directors after consultation with the independent certified public accountants of the Company, or otherwise a calculation made in good faith by the Board of Directors after consultation with the independent certified public accountants of the Company, as the case may be.

“Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including intellectual property rights and Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to this Indenture, the value of any Property shall be its Fair Market Value.

“Qualifying IPO” means a public offering of Common Shares of the Company that results in (i) at least 15% of the Company’s issued and outstanding share capital being publicly held by Persons other than any Affiliate of the Company, the Permitted Holders or other Persons who, prior to the date of such public offering, held Common Shares of the Company, (ii) the gross proceeds of which are not less than $80.0 million and (iii) listing of the Common Shares on Nasdaq’s Capital Market, Global Market or Global Select Market or any other internationally recognized market outside the PRC other than in the Republic of Singapore.

“Refinance” means, in respect of any Debt, to refinance, extend, renew, refund or Repay (in whole or in part), or to issue other Debt, in exchange or replacement for (in whole or in part), such Debt. “Refinanced” and “Refinancing” shall have correlative meanings.

“Regular Record Date” for the interest payable on any Interest Payment Date means the applicable date specified as a “Record Date” on the face of the Note.

“Related Business” means real estate acquisition, development, sales, leasing and management, landscaping, brokerage and other services related to the aforementioned businesses, in each case commensurate with the activities of the PRC Subsidiaries on the Issue Date.

“Repay” means, in respect of any Debt, to repay, prepay, repurchase, redeem, legally defease or otherwise retire such Debt. “Repayment” and “Repaid” shall have correlative meanings. For purposes of Section 4.12 and the definitions of “Consolidated Interest Expense Coverage Ratio,” Debt shall be considered to have been Repaid only to the extent the related loan commitment, if any, shall have been permanently reduced in connection therewith.

“Representative Amount” means a principal amount of not less than $1,000,000 for a single transaction in the relevant market at the relevant time.

“Responsible Officer,” when used with respect to the Trustee, means any officer within the Corporate Trust Department of the Trustee (or any successor group of the Trustee).

“Restricted Payment” means:

(a) any dividend or distribution (whether made in cash, securities or other Property) declared or paid on or with respect to any shares of Capital Stock of the Company or any of its Subsidiaries (including any payment in connection with any merger or consolidation with or into the Company or any of its Subsidiaries), except for any dividend or distribution that is made solely to the Company or any of its Subsidiaries (and, if such Subsidiary is not a Wholly Owned Subsidiary, to the other shareholders of such Subsidiary on a pro rata basis or on a basis that results in the receipt by the Company or any of its Subsidiaries of dividends or distributions of greater value than it would receive on a pro rata basis) or any dividend or distribution payable solely in shares of Capital Stock (other than Disqualified Stock) of the Company;

(b) the purchase, repurchase, redemption, acquisition or retirement for value of any Capital Stock of the Company or any of its Subsidiaries (other than from the Company or any of its Wholly-Owned Subsidiaries) or any securities exchangeable for or convertible into any such Capital Stock, including the exercise of any option to exchange any Capital Stock (other than for or into Capital Stock of the Company that is not Disqualified Stock);

(c) the purchase, repurchase, redemption, acquisition or retirement for value, prior to the date for any scheduled maturity, sinking fund or amortization or other installment payment, of any Subordinated Obligation (other than the purchase, repurchase or other acquisition of any Subordinated Obligation purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition); or

(d) any Investment (other than Permitted Investments) in any Person.

“RMB” means the lawful currency of the PRC.

“SAFE” means the State Administration of Foreign Exchange of the PRC.

“SAIC” means the PRC State Administration for Industry and Commerce.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw Hill, Inc., or any successor to the rating agency business thereof.

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to Property now owned or hereafter acquired whereby the Company or any of its Subsidiaries transfers such Property to another Person and the Company or any of its Subsidiaries leases it from such Person.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

“Security Documents” means each of the following instruments and documents in favor of the Collateral Agent for the benefit of the holders of the Notes, the Guarantees and all other obligations of any obligor under this Indenture, the Notes, the Guarantees and the Security Documents, whenever incurred, and also for the benefit of the present and future holders of all other Obligations and any document perfecting such security interests pursuant to the terms of Article 10 hereof: (i) a first equitable mortgage in respect of shares in Xinyuan Real Estate (ii) a second equitable mortgage in respect of shares in Xinyuan Real Estate, (iii) the WFOE Share Pledge, (iv) a pledge agreement of rights in a loan from Xinyuan Real Estate to the WFOE, and (v) any one or more security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust or other grants or transfers for security executed and delivered by the Company, any Person beneficially owning Capital Stock issued by the Company, or any other Obligor creating a Lien upon Capital Stock issued by the Company or upon property owned or to be acquired by the Company or such other Obligor.

“Senior Debt” of the Company means:

(a) all obligations consisting of the principal, premium, if any, and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such post-filing interest is allowed in such proceeding) in respect of:

(1) Debt of the Company for borrowed money, and

(2) Debt of the Company evidenced by notes, debentures, bonds or other similar instruments permitted under this Indenture for the payment of which the Company is responsible or liable;

(b) all Capital Lease Obligations of the Company and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by the Company;

(c) all obligations of the Company

(1) for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction,

(2) under Hedging Obligations, or

(3) issued or assumed as the deferred purchase price of Property and all conditional sale obligations of the Company and all obligations under any title retention agreement permitted under this Indenture; and

(d) all obligations of other Persons of the type referred to in clauses (a), (b) and (c) for the payment of which the Company is responsible or liable as Guarantor;

provided, however, that Senior Debt shall not include:

(A) Debt of the Company that is by its terms subordinate in right of payment to the Notes, including any Subordinated Obligations;

(B) any Debt Incurred in violation of the provisions of this Indenture;

(C) accounts payable or any other obligations of the Company to trade creditors created or assumed by the Company in the ordinary course of business in connection with the obtaining of materials or services (including Guarantees thereof or instruments evidencing such liabilities);

(D) any liability any state, national, provincial, local or other taxes owed or owing by the Company;

(E) any obligation of the Company to any of its Subsidiaries; or

(F) any obligations with respect to any Capital Stock of the Company.

To the extent that any payment of Senior Debt (whether by or on behalf of the Company as proceeds of security or enforcement or any right of setoff or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to a trustee, receiver or other similar party under any bankruptcy, insolvency, receivership or similar law, then if such payment is recovered by, or paid over to, such trustee, receiver or other similar party, the Senior Debt or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred.

“Senior Debt” of any Guarantor has a correlative meaning.

“Shareholders’ Loan” means an aggregate of $35 million of indebtedness owed by the Company to Blue Ridge China Partners, L.P. and EI Fund II China, LLC.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Debt (including, without limitation, a scheduled repayment or a scheduled sinking fund payment), the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Debt, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment hereof.

“Subordinated Obligation” means any Debt of the Company or any Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the Notes or the applicable Guarantee pursuant to a written agreement to that effect, including all obligations consisting of the principal, premium, if any, Additional Amounts and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such post-filing interest is allowed in such proceeding) in respect of the Convertible Notes.

“Subsidiary,” with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, through one or more intermediaries, by such Person or (ii) any other Person of which a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, through one or more intermediaries, owned by such Person.

“Surviving Person” means the surviving Person formed by a merger, consolidation or amalgamation and, for purposes of Section 5.01, a Person to whom all or substantially all of the Property of the Company or a Guarantor is sold, transferred, assigned, leased, conveyed or otherwise disposed.

“Taxes” means any present or future taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of the Governmental Authorities.

“Total Tangible Assets” means, as of any date, the total consolidated assets of the Company and its Subsidiaries, minus (a) any minority interest in any Person that is not a Wholly Owned Subsidiary of the Company, if such minority interest would be reflected at such date on a consolidated balance sheet of the Company and its Subsidiaries and (b) any securities issued by the Company held as treasury securities, and (c) all Intangible Assets, measured in accordance with GAAP for the most recent quarterly or semi-annually period for which consolidated financial statements of the Company (which the Company shall use its best efforts to compile in a timely manner) are available (which may be internal consolidated financial statements). Total Tangible Assets shall be calculated after giving pro forma effect to include the cumulative value of all of the real property the acquisition, development, construction or improvement of which requires or required the Incurrence of Debt and calculation of Total Tangible Assets thereunder, as measured by the purchase price or cost providing such Debt.

“Trustee” means the Person named as the “Trustee” in the first paragraph of this instrument until a successor Trustee shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Trustee” shall mean such successor Trustee.

“U.S. Government Securities” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America are pledged and which are not callable or redeemable at the issuer’s option.

“Voting Stock” of any Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“WFOE” means Xinyuan (China) Real Estate Co., Ltd., a wholly foreign-owned limited liability company organized and existing under the laws of the PRC.

“WFOE Share Pledge” means that certain Share Pledge to be entered into by the Guarantor relating to the equity interests owned by the Guarantor in the WFOE.

“Wholly Owned Subsidiary” means, at any time, a Subsidiary all the Voting Stock of which (except directors’ qualifying shares) is at such time owned, directly or indirectly, by the Company and its other Wholly Owned Subsidiaries.

“Working Capital Ratio” means, the ratio of (a) the sum of current assets of the Company and its Subsidiaries on a consolidated basis to (b) the sum of the current liabilities of the Company and its Subsidiaries on a consolidated basis.

“Xinyuan Real Estate” means Xinyuan Real Estate, Ltd., a company incorporated with limited liability in the Cayman Islands all of whose Capital Stock is owned by the Company as of the Issue Date.

Section 1.02. Other Definitions.

Term	Defined in Section
“Acceleration Notice”	6.02
“Additional Amount”	4.31
“Affiliate Transaction”	4.14
“Allocable Excess Proceeds”	4.12
“Asset Sale Offer”	4.12
“Authentication Order”	2.02
“Benefited Party”	9.01
“Change of Control Offer”	4.17
“Event of Default”	6.01
“Excess Proceeds”	4.12
“Future Guarantor”	9.03
“Future Guarantor Pledgor”	10.02
“Guarantor Pledgor”	10.02
“losses”	7.07
“Offer Amount”	3.09
“Offer Period”	3.09
“Offer to Purchase”	3.09
“Paying Agent”	2.03
“Purchase Date”	3.09
“Purchase Price”	3.09
“Registrar”	2.03
“Secured Party”	10.01

Section 1.03. Rules of Construction.

(a) Unless the context otherwise requires:

(i) a term has the meaning assigned to it;

(ii) an accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP;

(iii) “or” is not exclusive;

(iv) words in the singular include the plural, and in the plural include the singular;

(v) all references in this instrument to “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and subdivisions of this instrument as originally executed;

(vi) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision.

(vii) “including” means “including without limitation;”

(viii) provisions apply to successive events and transactions;

(ix) “$” means the lawful currency of the United States of America; and

(x) references to sections of or rules under the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the Commission from time to time thereunder.

ARTICLE 2.

THE NOTES

Section 2.01. Form and Denomination.

(a) General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form included in Exhibit A hereto, which is hereby incorporated in and expressly made part of this Indenture. The Notes may have notations, legends or endorsements required by law, exchange rule or usage not inconsistent with this Indenture in addition to those set forth on Exhibit A. Each Note shall be dated the date of its authentication. The Notes shall be in denominations of $100,000 and integral multiples thereof. The terms and provisions contained in the Notes shall constitute a part of this Indenture and the Company, the Guarantor and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. To the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Form of Notes. Notes shall be issued initially in global form and shall be substantially in the form of Exhibit A attached hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such aggregate principal amount of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions and transfers of interests therein. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Registrar, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c) Book-Entry Provisions. This Section 2.01(c) shall apply only to Global Notes deposited with the Common Depositary. Participants shall have no rights under this Indenture or any Global Note with respect to any Global Note held on their behalf by the Common Depositary, and the Common Depositary shall be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Common Depositary or impair, as between the Common Depositary and its Participants, the Applicable Procedures or the operation of customary practices of the Common Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(d) Certificated Securities. The Company shall exchange Global Notes for Definitive Notes if: (1) at any time either Euroclear or Clearstream or any alternative clearing agency on behalf of which the Notes evidenced by the Global Note may be held is closed for business for a continuous period of 14 days (other than reason of holidays, statutory or otherwise) or announces an intention permanently to cease business or does in fact do so, and, in either case, the Company shall not have appointed a successor Common Depositary within 90 days after the Company receives such notice or becomes aware of such ineligibility, or (2) upon written request of a Holder or the Trustee (acting on the instruction of the Holders in accordance with Section 6.02) if a Default or Event of Default shall have occurred and be continuing.

Upon the occurrence of any of the events set forth in clauses (1) or (2) above, the Company shall execute, and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate and deliver, Definitive Notes, in authorized denominations, in an aggregate principal amount equal to the principal amount of the Global Notes in exchange for such Global Notes.

Upon the exchange of a Global Note for Definitive Notes, such Global Note shall be cancelled by the Trustee or an agent of the Company or the Trustee. Definitive Notes issued in exchange for a Global Note pursuant to this Section 2.01 shall be registered in such names and in such authorized denominations as the Common Depositary, pursuant to instructions from its Participants or its Applicable Procedures, shall instruct the Trustee or an agent of the Company or the Trustee in writing. The Trustee or such agent shall deliver such Definitive Notes to or as directed by the Persons in whose names such Definitive Notes are so registered or to the Common Depositary.

Section 2.02. Execution and Authentication.

(a) The Officer of the Company shall execute the Notes on behalf of the Company by manual signature.

(b) If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated by the Trustee, the Note shall nevertheless be valid.

(c) A Note shall not be valid until authenticated by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

(d) The Trustee shall, upon a written order of the Company signed by an Officer (an “Authentication Order”), authenticate (i) one Global Note evidencing Notes for issuance on the Issue Date in the aggregate principal amount not to exceed $75,000,000, (ii) any other Notes that have been executed by the Company in order to effect any registration of transfer or exchange in accordance with the provisions of Section 2.06, and (iii) any additional Notes issued by the Company after the Issue Date pursuant to the next sentence of this paragraph. The Notes need not be issued at one time and, unless otherwise provided, the Notes may also be issued by the Company and authenticated and delivered under this Indenture after the Issue Date on the same terms and conditions (other than the Issue Date) and with the same ISIN number as the Notes issued on the Issue Date and in an aggregate principal amount, together with the Notes and the Convertible Notes issued on and after the Issue Date, not to exceed $100,000,000.

(e) The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. Unless otherwise provided in such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent shall have the same rights as the Trustee to deal with Holders, the Company or an Affiliate of the Company.

Section 2.03. Registrar, Paying Agent and Calculation Agent.

(a) The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register (the “Security Register”) of the Notes and of their transfer and exchange. The Company will appoint a Calculation Agent for the purpose of calculating the rate of interest from time to time applicable to the Notes. The Calculation Agent shall in this regard perform the duties expressed to be performed by it in paragraph (1) of the Notes. The Company may appoint one or more co-registrars, one or more additional paying agents and one or more calculation agents. The term “Registrar” includes any co-registrar, the term “Paying Agent” includes any additional paying agent and the term “Calculation Agent” includes any additional calculation agent. The Company may change any Paying Agent, Registrar or Calculation Agent without notice to any Holder. The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar, Paying Agent or Calculation Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

(b) The Company initially appoints The Hongkong and Shanghai Banking Corporation Limited to act as Common Depositary with respect to the Global Notes.

(c) The Company initially appoints the Trustee to act as Registrar and Paying Agent with respect to the Global Notes, and the Trustee hereby agrees so to initially act.

(d) The Company initially appoints the Trustee to act as Calculation Agent with respect to the Notes. For the purposes of Section 2.03, the Calculation Agent shall:

(i) as soon as practicable after determining the rate of interest applicable to the Notes (and of any adjustment thereto in accordance with paragraph (1) thereof), notify the Company, the Trustee and, upon request, the Holders thereof;

(ii) maintain a record of the quotations contained by it and all rates determined and all other action taken by it for the purposes of Section 2.03 and shall from time to time on request deliver to the Company a copy of such record;

(iii) if it does not for any reason at any material time determine any applicable rate of interest payable in respect of the Notes, forthwith notify the Company and the Trustee that such determination has not been made; and

(iv) act solely as bankers for and agents of the Company and will not thereby assume any obligations towards or relationship of agency or trust for any Holder and need only perform the duties set out specifically under this Section 2.03 and paragraph (1) of the Notes, and any duties necessarily incidental to them.

(e) The Agents shall be obliged to perform such duties and only such duties as are set out in this Indenture and no implied duties or obligations shall be read into this Indenture against any of the Agents.

(f) The Agents may rely upon and shall not be liable for acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties. The Agents shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document.

(g) In the event that any Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from the Company, in its opinion, conflict with any of the provisions of this Indenture, it shall be entitled to refrain from taking any action until it is directed in writing by a final order or judgment of a court of competent jurisdictions.

(h) Notwithstanding anything to the contrary contained in this Indenture, none of the Agents shall be obliged to act or omit to act in accordance with any instruction, direction or request delivered to them by the Company unless such instruction, direction or request is delivered to such Agents in writing. Each of the Agents may, in connection with its services hereunder rely upon the terms of any notice, communication or other document believed by it to be genuine.

(i) If the Paying Agent shall make payment in respect of any of the Notes before it has received or has been made available to its order the amount so paid, the Company shall from time to time on demand pay to the Paying Agent, in addition to the amount which should have been paid hereunder, interest on such shortfall calculated on a 360 day year basis and the actual number of days elapsed and at the rate per annum which is the aggregate of two per cent per annum and the rate per annum specified by the Paying Agent as reflecting its cost of funds for the time being in relation to the unpaid amount.

(j) No Agent shall be under any liability for interest on any moneys at any time received by it pursuant to any of the provisions of this Indenture and applied by it in accordance with the provisions hereof, except as otherwise provided hereunder or agreed in writing.

(k) The Company hereby unconditionally and irrevocably covenants and undertakes to indemnify and hold harmless each Agent, its directors, officers, employees and agents (each an “indemnified party”) in full at all times against all losses, liabilities, actions, proceedings, claims, demands, penalties, damages, costs, expenses disbursements, and other liabilities whatsoever (the “Losses”), including without limitation the costs and expenses of legal advisors and other experts, which may be incurred, suffered or brought against such indemnified party as a result or in connection with (a) their appointment or involvement hereunder or the exercise of any of their powers or duties hereunder or the taking of any acts in accordance with the terms of this Indenture or its usual practice; (b) this Indenture and any other documents in connection with the sale of the Notes or pursuant to this Indenture, or (c) any instruction or other direction upon which any Agent may rely under this Indenture, as well as the costs and expenses incurred by an indemnified party of defending itself against or investigating any claim or liability with respect of the foregoing provided that this indemnity shall not apply in respect of an indemnified party to the extent but only to the extent that any such Losses incurred or suffered by or brought against such indemnified party arises directly from the fraud, willful misconduct or gross negligence of such indemnified party. The parties hereto acknowledge that the foregoing indemnities shall survive the resignation or removal of any Agent or the termination of this Indenture.

(l) Notwithstanding any other term or provision of this Indenture to the contrary, no Agent shall be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever including but not limited to loss of profits, whether or not foreseeable, and regardless of whether the claim for such loss or damage is made in negligence, for breach of contract, breach of trust, breach of fiduciary obligation or otherwise. The provisions of this Section shall survive the termination or expiry of this Indenture or the resignation or removal of such Agent.

(m) Each Agent may execute any of its powers and perform any of its duties hereunder directly or through delegates or attorneys and may consult with counsel, accountants and other skilled persons to be reasonably selected and retained by it. Each Agent shall not be liable for the acts of such delegates or attorneys, or for anything done, suffered or omitted by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons.

(n) Each Agent may engage and consult, at the expense of the Company with any legal adviser and professional adviser selected by it and rely upon any advice so obtained and each of the Agents and each of their respective directors, officers, employees and duly appointed agents shall be protected and shall not be liable in respect of any action taken, or omitted to be done or suffered to be taken, in accordance with such advice.

(o) Each Agent shall not be liable for any action taken or omitted by it except to the extent that a court of competent jurisdiction determines that such Agent’s gross negligence or willful misconduct was the primary cause of any loss to the Company.

(p) At the request of the Agents, the parties to this Indenture may from time to time during the continuance of this Indenture review the commissions agreed initially with a view to determining whether the parties can mutually agree upon any changes to the commissions.

(q) Any corporation into which any Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which such Agent shall be a party, or any corporation succeeding to all or substantially all the corporate trust business of any Agent, shall be the successor to such Agent hereunder without the execution or filing of any papers or any further act on the part of any of the parties hereto.

(r) Any Agent may resign at any time on giving not less than 45 days prior written notice to the Company without assigning any reason and without being responsible for any costs, charges and expenses occasioned by such retirement. The Company hereby covenants that in the event of any Agent giving notice under this Section it shall use its best endeavors to procure a new Agent to be appointed and if the Company has not procured the appointment of a new Agent within 15 days after the expiration of such written notice, such Agent shall petition any court of competent jurisdiction for its resignation provided that it has notified the Company prior to it doing so. If such petition is granted, such Agent shall notify all transaction parties in writing of its resignation.

(s) Each Agent may take and instruct any delegate to take any action which it in its sole discretion considers appropriate so as to comply with any applicable law, regulation, request of a public or regulatory authority or any HSBC Group policy which relates to the prevention of fraud, money laundering, terrorism or other criminal activities or the provision of financial and other services to sanctioned persons or entities. Such action may include but is not limited to the interception and investigation of transactions on the depositor’s accounts (particularly those involving the international transfer of funds) including the source of the intended recipient of fund paid into or out of the depositor’s accounts. In certain circumstances, such action may delay or prevent the processing of the depositor’s instructions, the settlement of transactions over the depositor’s accounts or such Agent’s performance of its obligations under this Indenture. Where possible, such Agent will endeavor to notify the depositor of the existence of such circumstances. Neither the Agent nor any delegate will be liable for any loss (whether direct or consequential and including, without limitation, loss of profit or interest) caused in whole or in part by any actions which are taken by such Agent or any delegate pursuant to this Section. For the purposes of this Section, the “HSBC Group” means HSBC Holdings plc its subsidiaries and associated companies.

Section 2.04. Paying Agent to Hold Money in Trust.

The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, Additional Amounts or interest on the Notes, and shall notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all funds held by it relating to the Notes to the Trustee. The Company at any time may require a Paying Agent to pay all funds held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) shall have no further liability for such funds. If the Company or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all funds held by it as Paying Agent. Upon any Event of Default under Sections 6.01(h) and (i) hereof relating to the Company, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05. Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Company shall furnish or cause to be furnished to the Trustee at least seven Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date or such shorter time as the Trustee may allow, as the Trustee may reasonably require of the names and addresses of the Holders.

Section 2.06. Transfer and Exchange.

(a) As provided herein, interests in a Global Note will be exchanged, upon 45 days’ notice by a holder of an interest in such Global Note for Definitive Notes. Each Global Note shall be deposited with the Common Depositary, which shall hold such Global Note in safe custody for the account of Euroclear and/or Clearstream and instruct Euroclear or Clearstream or both of them, as the case may be, to credit the principal amounts of the Notes represented by such Global Note to the holder’s distribution account with Euroclear or Clearstream. Each relevant Global Note shall be exchangeable for an interest, equal to the principal amount of such Global Note being exchanged, for Definitive Notes in the same principal amount, upon request of Euroclear or Clearstream to the Registrar, but only upon delivery by Euroclear or Clearstream, acting on behalf of the beneficial owners of such interests, to the Registrar at its principal office in Hong Kong, of certificates substantially in the form of Exhibit C hereto. The delivery to the Registrar of any certificate in the form referred to above may be relied upon by the Company, the Trustee and the Registrar as conclusive evidence that related certificates have been delivered to Euroclear or Clearstream as contemplated by the terms of this Section 2.06.

(b) In accordance with the terms of a Global Note and this Indenture, the Registrar shall deliver at the cost of the Company, upon not less than 45 days’ notice to the Registrar by Euroclear or Clearstream, the relevant Definitive Notes in exchange for interests in such Global Note. For this purpose, the Registrar is authorized and it shall (A) authenticate each such Definitive Note and (B) deliver each such Definitive Note to or to the order of Euroclear or Clearstream, in exchange for interests in such Global Note. The Registrar shall promptly notify the Company upon receipt of a request for issue of Definitive Notes the aggregate principal amount of the relevant Global Note to be exchanged in connection therewith. The Company undertakes to deliver to, or to the order of, the Registrar sufficient numbers of duly executed Definitive Notes to enable the Registrar to comply with its obligations under this Section 2.06(b). Such exchange shall be made free of charge to the holder and the beneficial owners of the relevant Global Note and to the holders of the Definitive Notes issued in exchange as provided above, except that a Person receiving Definitive Notes must bear the cost of insurance, postage, transportation and the like in the event that such Person does not receive such Definitive Notes in person at the offices of a Registrar. Notwithstanding the above, interests in a Global Note shall be exchangeable in whole (but not in part) at the cost of the Company for Definitive Notes under the conditions described in Section 2.01(e).

(c) Upon any exchange of an interest in a Global Note for Definitive Notes, the relevant Global Note shall be endorsed by the Trustee or the Registrar to reflect the reduction of its principal amount by the aggregate principal amount so exchanged. Until exchanged in full, the holder of any interest in any Global Note shall in all respects be entitled to the same benefits under this Indenture as Definitive Notes authenticated and delivered hereunder. Once exchanged in full, a Global Note shall be canceled and disposed of by the Trustee in accordance with its customary procedures and a certificate of disposition will be sent to the Company.

(d) The Trustee or the Registrar shall cause all Global Notes and Definitive Notes delivered to it and held by it hereunder to be maintained in safe custody in accordance with this Section 2.06.

(e) The Security Register shall be in written form in the English language and shall include a record of the certificate number of each Note that has been issued, and shall show the amount of such Notes, the date of issue, all subsequent transfers and changes in ownership in respect thereof and the names, tax identifying numbers (if relevant to a specific holder), addresses of the holders of the Notes and any payment instructions with respect thereto (if different from a holder’s registered address).

(f) The Registrar shall at all reasonable times during office hours make the Security Register available to the Trustee, the Paying Agent, the Company and the holders of such Notes or any person authorized by the Company in writing for inspection and for taking of copies thereof or extracts therefrom, and at the expense of the Company, the Registrar shall deliver to such persons all lists of holders of such Notes, their addresses, amounts of such holdings and other details as they may request.

(g) the Registrar shall handle all requests for the registration of transfer of Notes and receive certificates for the Notes deposited with the transfer agent for transfer or exchange, and in doing so, shall ensure that every Note presented or surrendered for registration of transfer or exchange (if so required by the Company, the Trustee, the Paying Agent or the Registrar) be duly endorsed by, or be accompanied by a written instrument of transfer (in form satisfactory to the Company and the Registrar) duly executed by the holder thereof or by such holder’s attorney duly authorized in writing.

(h) Prior to the Distribution Compliance Expiration Date, no beneficial interest in a Global Note may be transferred to any U.S. person (as defined in Regulation S under the Securities Act) or inside the United States as evidenced by a certification in the form of Exhibit C hereto received by the Registrar. Unless determined otherwise by the Company in accordance with applicable law, in the event prior to the Distribution Compliance Expiration Date a Definitive Note is issued in exchange for a beneficial interest in a Global Note, such Definitive Note shall bear the Regulation S Legend shown on the form of Note attached hereto as Exhibit A. On and after the Distribution Compliance Expiration Date, no such certification shall be required with respect to such transfers and the Trustee is hereby authorized to remove such Regulation S Legend from the applicable Notes.

(i) The Trustee and the Registrar shall be entitled to treat a telephone (only for communication and not instruction) or facsimile communication from a person purporting to be (and who the Trustee or the Registrar believe in good faith to be) the authorized representative of the Company, named in a list furnished to the Trustee and the Registrar from time to time, as sufficient instructions and authority of the Company for the Trustee and the Registrar to act in accordance with this Section 2.06.

(j) Title to the Notes shall pass by delivery. However, title to Notes issued in the form of Global Notes held through Euroclear and Clearstream shall be transferable only in accordance with the rules and procedures of Euroclear and Clearstream, as appropriate.

Section 2.07. Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Company or if the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate a replacement Note. If required by the Trustee or the Company, the Holder of such Note shall provide indemnity that is sufficient, in the judgment of the Trustee or the Company, to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer in connection with such replacement. If required by the Company, such Holder shall reimburse the Company or the Trustee, as the case may be, for its reasonable expenses in connection with such replacement.

If, after the delivery of such replacement Note, a protected purchaser of the original Note in lieu of which such replacement Note was issued presents for payment or registration such original Note, the Trustee shall be entitled to recover such replacement Note from the Person to whom it was delivered or any Person taking therefrom, except a protected purchaser, and shall be entitled to recover upon the security or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by the Company, the Trustee, any Agent and any authenticating agent in connection therewith.

Every replacement Note issued in accordance with this Section shall be the valid obligation of the Company, evidencing the same debt as the mutilated, destroyed, lost or stolen Note, and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08. Outstanding Notes.

(a) The Notes outstanding at any time shall be the entire principal amount of Notes represented by all of the Global Notes and Definitive Notes authenticated by the Trustee or the Registrar, as the case may be, except for those cancelled by it, those delivered to it for cancellation, those subject to reductions in beneficial interests effected by the Trustee in accordance with Section 2.06 hereof, and those described in this Section as not outstanding. Except as set forth in Section 2.09 hereof, a Note shall not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

(b) If a Note is replaced pursuant to Section 2.07 hereof, it shall cease to be outstanding unless the Trustee receives proof satisfactory to it that the replaced note is held by a protected purchaser in whose hands such Note is a legal, valid and binding obligation of the Company.

(c) If the principal amount of any Note is considered paid under Section 4.01 hereof, it shall cease to be outstanding and interest on it shall cease to accrue.

(d) If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date, a Purchase Date, or a maturity date, funds sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.09. Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, or by any Affiliate of the Company, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned shall be so disregarded.

Section 2.10. Temporary Notes.

Until certificates representing Notes are ready for delivery, the Company may prepare and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate temporary

Notes. Such temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Company considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate Global Notes or Definitive Notes in exchange for temporary Notes, as applicable. After preparation of Definitive Notes, the temporary Note will be exchangeable for Definitive Notes upon surrender of the temporary Notes.

Holders of temporary Notes shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.11. Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. Upon sole direction of the Company, the Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall destroy cancelled Notes (subject to the record retention requirements of the Exchange Act or other applicable laws) unless by written order, signed by an Officer of the Company, the Company directs them to be returned to it. Certification of the destruction of all cancelled Notes shall be delivered to the Company from time to time upon request. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12. Payment of Interest; Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Company shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Company shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related Interest Payment Date for such defaulted interest. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) shall mail or cause to be mailed to Holders a notice that states the special record date, the related Interest Payment Date and the amount of such interest to be paid.

Section 2.13. ISIN Numbers.

The Company in issuing the Notes may use “ISIN” numbers (if then generally in use), and, if so, the Trustee shall use “ISIN” numbers in notices of redemption or Offers to Purchase as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption or notice of an Offer to Purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or Offer to Purchase shall not be affected by any defect in or omission of such numbers. The Company shall promptly notify the Trustee in writing of any change in the “ISIN” numbers.

Section 2.14. Record Date.

The record date for purposes of determining the identity of Holders of Notes entitled to vote or consent to any action by vote or consent or permitted under this Indenture shall be 15 days prior to the date of such vote, consent or action.

ARTICLE 3.

REDEMPTION AND PREPAYMENT

Section 3.01. Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.06 hereof, it shall furnish to the Trustee, at least 45 days but not more than 60 days before a redemption date (or such shorter period as allowed by the Trustee), an Officers’ Certificate setting forth (a) the applicable Section of this Indenture pursuant to which the redemption shall occur, (b) the redemption date, (c) the principal amount of Notes to be redeemed and (d) the redemption price.

Section 3.02. Notice of Redemption.

Upon prior written notice to the Trustee, at least 30 days but not more than 60 days prior to a redemption date, the Company shall mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at such Holder’s registered address appearing in the Security Register, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a satisfaction and discharge pursuant to Article 11 hereof.

The notice shall identify the Notes to be redeemed and shall state:

(a) the redemption date;

(b) the redemption price;

(c) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after redemption date upon surrender of such Note, if applicable, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

(d) the name and address of the Company for purposes of tendering Notes for redemption;

(e) that Notes called for redemption must be surrendered to the Company to collect the redemption price;

(f) that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(g) the applicable Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(h) that no representation is made as to the correctness of the ISIN numbers, if any, listed in such notice or printed on the Notes.

At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at the Company’s expense; provided, however, that the Company shall have delivered to the Trustee, at least 45 days (or such shorter period allowed by the Trustee), prior to the redemption date, an Officers’ Certificate requesting that the Trustee give such notice (in the name and at the expense of the Company) and setting forth the information to be stated in such notice as provided in this Section 3.02.

Section 3.03. Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.02 hereof, Notes called for redemption shall become irrevocably due and payable on the redemption date at the redemption price. A notice of redemption may not be conditional.

Section 3.04. Deposit of Redemption Price.

Prior to 11:00 a.m. Hong Kong time at least one Business Day prior to any redemption date and subject to Section 3.09(c) hereof, the Company shall deliver to the Trustee or the Agent, as the case may be, on behalf of each tendering Holder, the redemption price of and, if applicable, accrued and unpaid interest on the Notes to the redemption date.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption date, interest shall cease to accrue on the Notes called for purchase or redemption in accordance with Section 2.08(d) hereof, whether or not such Notes are presented for payment. If a Note is redeemed on or after a Regular Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest, if any, shall be paid to the Person in whose name such Note was registered at the close of business on such Regular Record Date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.05. Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Company shall issue and, upon receipt of an authentication order in accordance with Section 2.02 hereof, the Trustee shall authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

Section 3.06. Optional Redemption.

(a) At any time and from time to time, the Company may redeem up to 100% of the aggregate principal amount of the Notes issued under this Indenture at a redemption price (expressed as a percentage of principal amount) equal to 112% of the principal amount thereof, plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date) with the proceeds of Debt Incurred by the Company or any of its Subsidiaries for the bona fide intention of refinancing all, but not less than all, the Notes, or with the net cash proceeds of a Qualifying IPO by the Company or any Person in which the Company owns, directly or indirectly, 100% of the Voting Stock ; provided, however, that any such redemption shall be made contemporaneously with incurrence of such Debt or within 60 days of receipt of proceeds from such Qualifying IPO, as the case may be.

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(b) Any prepayment pursuant to this Section 3.06 shall be made pursuant to the provisions of Sections 3.01 through 3.04 hereof.

Section 3.07. Tax Redemption.

(a) The Notes may be redeemed, at the option of the Company or a Surviving Person with respect to the Company, as a whole but not in part, upon giving not less than 30 days’ nor more than 60 days’ notice to the Holders and upon reasonable notice in advance of such notice to Holders to the Trustee (which notice shall be irrevocable), at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest (including any Additional Amounts), if any, to the date fixed by the Company or the Surviving Person, as the case may be, for redemption (the “Tax Redemption Date”) if, as a result of:

(i) any change in, or amendment to, laws (or any regulations or rulings promulgated thereunder) affecting taxation; or

(ii) any change in the existing official position or the stating of an official position regarding the application or interpretation of such laws, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment becomes effective on or after (i) with respect to the Company or any Guarantor, the Issue Date, or (ii) with respect to any Future Guarantor or Surviving Person, the date such Future Guarantor or Surviving Person becomes a Future Guarantor or Surviving Person, with respect to any payment due or to become due under the Notes, any Guarantee, or this Indenture, the Company, a Surviving Person or a Guarantor, as the case may be, is, or on the next Interest Payment Date would be, required to pay Additional Amounts, and such requirement cannot be avoided by the taking of reasonable measures by the Company, a Surviving Person or a Guarantor, as the case may be; provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Company, a Surviving Person or a Guarantor, as the case may be, would be obligated to pay such Additional Amounts if a payment in respect of the Notes were then due.

(b) Prior to the mailing of any notice of redemption for Notes pursuant to the foregoing, the Company, a Surviving Person or a Guarantor, as the case may be, will deliver to the Trustee:

(i) an Officers’ Certificate stating that such change or amendment referred to in the prior paragraph has occurred, describing the facts related thereto and stating that such requirement cannot be avoided by the Company, a Surviving Person or a Guarantor, as the case may be, taking reasonable measures available to it; and

(ii) an Opinion of Counsel or a written opinion of a tax consultant who is acceptable to the Trustee, either of recognized standing, in form and substance satisfactory to the Trustee, stating that the requirement to pay such Additional Amounts results from such change or amendment referred to in the prior paragraph.

The Trustee shall accept such certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it shall be conclusive and binding on the Holders.

(c) Any Notes that are redeemed will be cancelled.

Section 3.08. Mandatory Redemption.

Except as set forth in the second paragraph of this Section 3.08, Sections 4.12 and 4.17 hereof, the Company shall not be required to make mandatory redemption or sinking fund payments with respect to, or offer to purchase, the Notes.

Unless the Notes have been previously redeemed, repurchased and cancelled, the Company will redeem the Notes at the Stated Maturity at a redemption price equal to 100% of the principal amount if a Qualifying IPO has occurred on or before such date, or, if no Qualifying IPO has occurred on or before such date, 112% of the principal amount, in either case, plus accrued and unpaid interest and Additional Amounts.

Section 3.09. Offer To Purchase.

(a) In the event that, pursuant to Section 4.12 or Section 4.17 hereof, the Company shall be required to commence an Asset Sale Offer or a Change of Control Offer (each of the foregoing, an “Offer to Purchase”), respectively, it shall follow the procedures specified below.

(b) The Company shall commence the Offer to Purchase by sending, by first-class mail, with a copy to the Trustee, to each Holder at such Holder’s address appearing in the Security Register, a notice the terms of which shall govern the Offer to Purchase stating:

(i) that the Offer to Purchase is being made pursuant to this Section and Section 4.12 or Section 4.17, as the case may be, and, in the case of a Change of Control Offer, that such event has occurred, the circumstances and relevant facts regarding such event, and that a Change of Control Offer is being made pursuant to Section 4.17;

(ii) the principal amount of Notes required to be purchased pursuant to Section 4.12 or Section 4.17, as the case may be (the “Offer Amount”), the purchase price set forth in Section 4.12 or Section 4.17, as applicable (the “Purchase Price”), the Offer Period and the Purchase Date (each as defined below);

(iii) except as provided in clause (ix), that all Notes timely tendered and not withdrawn shall be accepted for payment;

(iv) that any Note not tendered or accepted for payment shall continue to accrue interest;

(v) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest after the Purchase Date;

(vi) that Holders electing to have a Note purchased pursuant to an Offer to Purchase may elect to have Notes purchased in integral multiples of $100,000 only;

(vii) that Holders electing to have a Note purchased pursuant to any Offer to Purchase shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Company, or the Common Depositary, if appointed by the Company, before the close of business on the third Business Day before the Purchase Date;

(viii) that Holders shall be entitled to withdraw their election if the Company, the Common Depositary, as the case may be, receives, not later than the expiration of the Offer Period, a SWIFT facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note (or portions thereof) the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(ix) that, in the case of an Asset Sale Offer, if the aggregate principal amount of Notes surrendered by Holders exceeds the Offer Amount, the Company shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $100,000 or integral multiples thereof shall be purchased);

(x) that Holders whose Notes were purchased in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer); and

(xi) any other procedures the Holders must follow in order to tender their Notes (or portions thereof) for payment and the procedures that Holders must follow in order to withdraw an election to tender Notes (or portions thereof) for payment.

(c) The Offer to Purchase shall remain open for a period of at least 30 days but no more than 60 days following its commencement, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five (5) Business Days (and in any event no later than the 60th day following any Change of Control) after the termination of the Offer Period (the “Purchase Date”) which shall be a Business Day, the Company shall purchase the Offer Amount or, if less than the Offer Amount has been tendered, all Notes tendered in response to the Offer to Purchase. Payment for any Notes so purchased shall be made in the same manner as interest payments are made. The Company shall publicly announce the results of the Offer to Purchase on the Purchase Date in accordance with Section 12.01 of this Indenture.

(d) On or prior to the Purchase Date, the Company shall, to the extent lawful:

(i) accept for payment (on a pro rata basis to the extent necessary in connection with an Asset Sale Offer) from each tendering Holder, the Offer Amount of Notes or portions of Notes properly tendered and not withdrawn pursuant to the Offer to Purchase, or if less than the Offer Amount has been tendered, all Notes tendered; and

(ii) surrender to the Trustee the Notes properly accepted to be cancelled by the Trustee in accordance with Section 2.11 together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company and that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section.

(e) Upon receipt of the Notes in accordance with Section 3.09(b)(i), the Company shall promptly, and in any event no later than one (1) Business Day prior to the Purchase Date, deliver to the Trustee or the Agent, as the case may be, on behalf of each tendering Holder, the Purchase Price. In the event that any portion of the Notes surrendered is not purchased by the Company, the Company shall promptly execute and issue a new Note in a principal amount equal to such unpurchased portion of the Note surrendered, and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate and deliver (or cause to be transferred by book-entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided, however, that each such new Note shall be in a principal amount of $100,000 or an integral multiple thereof. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof.

(f) If the Purchase Date is on or after a Regular Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such Regular Record Date, and no further interest shall be payable to Holders who tender Notes pursuant to the Offer to Purchase.

(g) Other than as specifically provided in this Section, any purchase pursuant to this Section shall be made in accordance with the provisions of Section 3.01 through 3.05 hereof.

ARTICLE 4.

COVENANTS

Section 4.01. Payment of Notes.

The Company covenants and agrees that it will duly and punctually pay or cause to be paid the principal of and premium, if any (including the redemption price upon redemption or the repurchase price upon repurchase, in each case pursuant to Article 3), Additional Amounts and Interest (including post-petition interest in any proceeding under any Bankruptcy Law), on each of the Notes at the places, at the respective times and in the manner provided herein and in the Notes. Payments of principal, premium, if any, Additional Amounts and interest shall be made by the Company to the account designated by the Paying Agent (if other than the Company or a Subsidiary thereof) one Business Day prior to the due date and shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 11:00 a.m. Hong Kong time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, Additional Amounts and interest then due. Such Paying Agent shall return to the Company promptly, and in any event, no later than five (5) Business Days following the date of payment, any money that exceeds such amount of principal, premium, if any, Additional Amounts and interest paid on the Notes. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period, provided, however, that if such extension would cause payment of Interest to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

The Company shall pay, from time to time on demand, interest (including post-petition interest in any proceeding under any Bankruptcy Law) accrued on overdue principal and premium and Additional Amounts, if any, at a rate that is 4.0% per annum in excess of the rate then in effect; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods), from time to time on demand at the same rate to the extent lawful.

Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.

If any Notes become due and payable under Section 6.02, the rates of interest payable in respect of such Notes thereafter shall nevertheless continue to be calculated as previously by the Calculation Agent in accordance with the provisions (amended as necessary) of paragraph (1) of the Notes.

Section 4.02. Maintenance of Office or Agency.

(a) The Company shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be presented or surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee, and the Company hereby appoints the Trustee as its agent to receive all such presentations, surrenders, notices and demands.

(b) The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c) The Company hereby designates the Corporate Trust Office of the Trustee, as one such office, drop facility or agency of the Company in accordance with Section 2.03 hereof.

Section 4.03. Reports.

(a) So long as any of the Notes remain outstanding and prior to a Qualifying IPO, the Company shall file with the Trustee and upon the request of the Holders furnish to the Holders all of the following:

(i) As soon as they are available but in any event within 120 calendar days (or 90 calendar days if the Company’s Common Shares are listed on any international securities exchange or are approved for quotation on any system for automated dissemination of securities prices, or if the Company is otherwise required by law or regulation to publicly file information on a periodical basis with a securities regulatory authorities) after the end of the fiscal year of the Company, copies of its financial statements (on a consolidated basis) in respect of such fiscal year (including a statement of income, balance sheet and cash flow statement) audited by a member firm of an internationally-recognized firm of independent accountants in accordance with GAAP, together with an unqualified audit report in respect thereof;

(ii) As soon as they are available, but in any event within 75 calendar days after the end of each of the first, second and third Fiscal Quarters of the Company, copies of its unaudited financial statements (on a consolidated basis) in respect of the respective period (including a statement of income, balance sheet and cash flow statement) prepared on a basis consistent with the audited financial statements of the Company; provided that the Company shall make commercially reasonable efforts to furnish such financial statements within 45 calendar days after the end of each such Fiscal Quarter; and provided further that the financial statements delivered after the end of the second Fiscal Quarter shall cover the six-month period then ended; and

(iii) All public filings with the relevant trading market and regulatory authorities in connection with the Qualifying IPO and thereafter.

(b) So long as any of the Notes remains outstanding, the Company will provide to the Trustee (i) within (x) 45 days after the close of the second Fiscal Quarter of the Company and (y) within the time period described in Section 4.03(a)(i) after the close of the Company’s fiscal year (which is ended December 31), an Officers’ Certificate stating the Consolidated Interest Expense Coverage Ratio, the Consolidated Subsidiary Debt to Consolidated Total Tangible Assets Ratio, the Consolidated Net Worth, the Cash Balance and the Working Capital Ratio, each as of the end of the six month period ending on the end of the second Fiscal Quarter or fiscal year, as the case may be, and showing in reasonable detail the calculation of such ratios and amounts, including the arithmetic computations of each component of such ratios and amounts; and (ii) as soon as possible and in any event within 14 days after the Company becomes aware of the occurrence of a Default, an Officers’ Certificate setting forth the details of the Default, and the action that the Company proposes to take with respect thereto.

(c) For as long as any Notes are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, during any period in which the Company is neither subject to Section 13 or 15(d) of the Exchange Act, nor exempt from reporting pursuant to Rule 12g3-2(b) thereunder, the Company shall supply (i) to any Holder or Beneficial Owner of a Note or (ii) upon their request to a prospective purchaser of a Note or beneficial interest therein designated by such holder or owner, the information specified in, and meeting the requirements of Rule 144A(d)(4) under the Securities Act.

(d) The Company shall notify the Trustee in writing within five (5) Business Days prior to filing a registration statement or other filing with any stock exchange for a Qualifying IPO, and shall notify the Trustee of the consummation of the Qualifying IPO on the date that of consummation thereof.

Section 4.04. Compliance Certificate.

(a) The Company and each Guarantor shall deliver to the Trustee, within the time period required for annual report to be delivered pursuant to Section 4.03(a)(i), an Officers’ Certificate stating that a review of the activities of the Company, the Guarantors and their respective Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company, the Guarantors and their respective Subsidiaries have kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company, the Guarantors and their respective Subsidiaries have kept, observed, performed and fulfilled each and every covenant contained in this Indenture and are not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of, premium, if any, Additional Amounts or interest on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

(b) The Company shall deliver to the Trustee, as soon as possible and in any event no later than 14 days after the occurrence thereof, written notice in the form of an Officers’ Certificate of any event that with the giving of notice and/or the lapse of time would become an Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.

Section 4.05. Taxes.

The Company will pay or discharge, or cause to be paid or discharged, before the same may become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon the Company or any Subsidiary or upon the income, profits or property of the Company or any Subsidiary, (ii) all claims for labor, materials and supplies which, if unpaid, might by law become a lien or charge upon the property of the Company or any Subsidiary and (iii) all stamp taxes and other duties, if any, which may be imposed by the Cayman Islands or any political subdivision thereof or therein in connection with the issuance, transfer, exchange, conversion, redemption or repurchase of any Notes or with respect to this Indenture other than pursuant to Section 2.07; provided that, in the case of clauses (i) and (ii), the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim if the amount, applicability or validity is being contested in good faith by appropriate proceedings.

Section 4.06. Stay, Extension and Usury Laws.

The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07. Corporate Existence.

Subject to Section 5.01 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

Section 4.08. Payments for Consent.

The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 4.09. Incurrence of Additional Debt.

The Company shall not, and shall not permit any of its Subsidiaries to, Incur, directly or indirectly, any Debt unless, after giving effect to the application of the proceeds thereof, no Default or Event of Default would occur as a consequence of such Incurrence or be continuing following such Incurrence and such Debt is Permitted Debt.

Notwithstanding anything to the contrary contained in this Section,

(a) the Company shall not, and shall not permit any Subsidiary to, Incur any Debt pursuant to this covenant if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations unless such Debt shall be subordinated to the Notes or the applicable Guarantee, as the case may be, to at least the same extent as such Subordinated Obligations and such Incurrence otherwise complies with the Indenture;

(b) the Company shall not permit any of its Subsidiaries that is not a Guarantor to Incur any Debt pursuant to this covenant if the proceeds thereof are used, directly or indirectly, to Refinance any Debt of the Company or any Guarantor; and

(c) accrual of interest, accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Debt, will be deemed not to be an Incurrence of Debt for purposes of this Section.

For purposes of determining compliance with this Section, in the event that an item of Debt meets the criteria of more than one of the categories of Permitted Debt described in clauses (a) through (n) of the definition of “Permitted Debt”, the Company shall, in its sole discretion, classify (or later reclassify in whole or in part, in its sole discretion) such item of Debt in any manner that complies with this Section.

Section 4.10. Restricted Payments.

The Company shall not make, and shall not permit any of its Subsidiaries to make, directly or indirectly, any Restricted Payment prior to a Qualifying IPO, and thereafter shall not make any Restricted Payment if at the time of, and after giving effect to, such proposed Restricted Payment,

(a) a Default or Event of Default shall have occurred and be continuing, or

(b) the Minimum Consolidated Interest Expense Coverage Ratio is not complied with, or

(c) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made since the Issue Date (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value at the time of such Restricted Payment) would exceed an amount equal to the sum of:

(1) 50% of the aggregate amount of Consolidated Net Income accrued during the period (treated as one accounting period) from the date of initial receipt by the Company of proceeds from the sale of Common Shares in the Qualifying IPO to the end of the most recent Fiscal Quarter ending at least 45 days prior to the date of such Restricted Payment (or if the aggregate amount of Consolidated Net Income for such period shall be a deficit, minus 100% of such deficit), plus

(2) 100% of the Capital Stock Sale Proceeds, plus

(3) the sum of:

(A) the aggregate net cash proceeds received by the Company or any Subsidiary from the issuance or sale after the Issue Date of convertible or exchangeable Debt that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of the Company, and

(B) the aggregate amount by which Debt (other than Subordinated Obligations) of the Company or any Subsidiary is reduced on the Company’s consolidated balance sheet on or after the Issue Date upon the conversion or exchange of any Debt (other than Subordinated Obligations) issued or sold on or prior to the Issue Date that is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company, excluding, in the case of clause (A) or (B):

(x) any such Debt issued or sold to the Company or a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees, and

(y) the aggregate amount of any cash, securities (other than such Capital Stock) or other Property distributed by the Company or any of its Subsidiaries upon any such conversion or exchange, plus

(4) an amount equal to the net reduction in Investments made after the Issue Date and counted as a Restricted Payment in any Person other than the Company or any of its Subsidiaries resulting from dividends, repayments of loans or advances or other transfers of Property, in each case to the Company or any of its Subsidiaries from such Person.

Notwithstanding the foregoing limitation, the Company may:

(a) pay dividends on its Capital Stock within 60 days of the declaration thereof if, on the declaration date, such dividends could have been paid in compliance with the Indenture; provided, however, that at the time of such payment of such dividend, no Default or Event of Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

(b) purchase, repurchase, redeem, legally defease, acquire or retire for value Capital Stock of the Company or Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees) of the Company (or options, warrants or other rights to acquire such Capital Stock (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company) of the Company, other than Debt that is convertible into or exchangeable for Capital Stock); provided, however, that

(1) such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded from the calculation of the amount of Restricted Payments and

(2) the Capital Stock Sale Proceeds from such exchange or sale shall be excluded from the calculation pursuant to clause (c)(2) above; and

(c) purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Permitted Refinancing Debt; provided, however, that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded from the calculation of the amount of Restricted Payments.

Section 4.11. Liens.

The Company shall not, and shall not permit any Subsidiary to, directly or indirectly, Incur, assume or permit to exist any Lien on the Collateral (other than Liens incurred pursuant to the Security Documents).

The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, Incur or suffer to exist, any Lien (other than Permitted Liens) upon any of its Property (including Capital Stock of any of its Subsidiaries), whether owned at the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom, unless it has made or will make effective provision whereby the Notes or the applicable Guarantee will be secured by such Lien equally and ratably with (or, if such other Debt constitutes Subordinated Debt, prior to) all other Debt of the Company or any of its Subsidiaries secured by such Lien for so long as such other Debt is secured by such Lien.

Section 4.12. Asset Sales.

The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, consummate any Asset Sale unless:

(a) no Default or Event of Default shall have occurred and be continuing;

(b) the Company or such Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale;

(c) at least 75% of the consideration paid to the Company or such Subsidiary in connection with such Asset Sale is in the form of cash or Cash Equivalents or the assumption by the purchaser of liabilities of the Company or any of its Subsidiaries (other than contingent liabilities or liabilities that are by their terms subordinated to the Notes or the applicable Guarantee) as a result of which the Company and its Subsidiaries are no longer obligated with respect to such liabilities; and

(d) the Company delivers an Officers’ Certificate to the Trustee certifying that such Asset Sale complies with the foregoing clauses (a), (b) and (c).

The Net Available Cash (or any portion thereof) from Asset Sales may be applied by the Company or any of its Subsidiaries, to the extent the Company or such Subsidiary elects (or is required by the terms of any Debt) to reinvest in Additional Assets (including by means of an Investment in Additional Assets by any Subsidiary of the Company with Net Available Cash received by the Company or another Subsidiary of the Company).

Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within 120 days from the date of the receipt of such Net Available Cash shall constitute “Excess Proceeds”.

When the aggregate amount of Excess Proceeds exceeds $5.0 million (taking into account income earned on such Excess Proceeds, if any), the Company will be required to make an offer to repurchase (the “Asset Sale Offer”) the Notes, which offer shall be in the amount of the Allocable Excess Proceeds (rounded to the nearest $100,000), on a pro rata basis according to principal amount, at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest if any to the Purchase Date (subject to the right of holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date), in accordance with the procedures (including prorating in the event of oversubscription) set forth in Section 3.09. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence and provided that all holders of Notes have been given the opportunity to tender their Notes for repurchase in accordance with Section 3.09, the Company or such Subsidiary may use such remaining amount first to Repay the Credit Facilities or any other Senior Debt of the Company or any Guarantor or Debt of any Subsidiary of the Company that is not a Guarantor (excluding, in any such case, any Debt owed to the Company or an Affiliate of the Company), and only thereafter, for any purpose permitted by this Indenture, and the amount of Excess Proceeds will be reset to zero.

The term “Allocable Excess Proceeds” shall mean the product of:

(a) the Excess Proceeds and

(b) a fraction,

(1) the numerator of which is the aggregate principal amount of the Notes outstanding on the date of the Asset Sale Offer, and

(2) the denominator of which is the sum of the aggregate principal amount of the Notes outstanding on the date of the Asset Sale Offer and the aggregate principal amount (or accreted value, if applicable) of other Debt of the Company outstanding on the date of the Asset Sale Offer that is pari passu in right of payment with the Notes and subject to terms and conditions in respect of Asset Sales similar in all material respects to this Section and requiring the Company to make an offer to repurchase such Debt at substantially the same time as the Asset Sale Offer.

Section 4.13. Limitation on Restrictions on Distributions from Subsidiaries.

The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist any consensual restriction on the right of any of its Subsidiaries to:

(a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock owned by, or pay any Debt or other obligation owed, to the Company or any other Subsidiary of the Company,

(b) make any loans or advances to the Company or any other Subsidiary of the Company, or

(c) transfer any of its Property to the Company or any other Subsidiary of the Company.

The foregoing limitations will not apply:

(1) with respect to clauses (a), (b) and (c), to restrictions:

(A) in effect on the Issue Date (including, without limitation, restrictions pursuant to the Notes, this Indenture, the Convertible Notes and the indenture relating thereto),

(B) relating to Debt of any Subsidiary of the Company and existing at the time it became a Subsidiary of the Company if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which such Subsidiary became a Subsidiary of the Company or was acquired by the Company,

(C) that result from the Refinancing of Debt Incurred pursuant to an agreement referred to in clause (1)(A) or (B) above or in clause (2)(A) or (B) below, provided such restrictions are not less favorable to the holders of Notes than those under the agreements evidencing the Debt so Refinanced, and

(2) with respect to clause (c) only, to restrictions:

(A) relating to Debt that is permitted to be Incurred and secured without also securing the Notes or the applicable Guarantee pursuant to Section 4.09 and Section 4.11 that limit the right of the debtor to dispose of the Property securing such Debt,

(B) encumbering Property at the time such Property was acquired by the Company or any of its Subsidiaries, so long as such restrictions relate solely to the Property so acquired and were not created in connection with or in anticipation of such acquisition,

(C) resulting from customary provisions restricting subletting or assignment of leases or customary provisions in other agreements that restrict assignment of such agreements or rights thereunder,

(D) customary restrictions contained in asset sale agreements limiting the transfer of such Property pending the closing of such sale, or

(E) with respect to any PRC Subsidiary and imposed pursuant to an agreement that has been entered into for the Incurrence of Debt permitted under clause (j) of the definition of “Permitted Debt” if, as determined by the Board of Directors, the encumbrances or restrictions are (i) customary for such types of agreements and (ii) would not, at the time agreed to, be expected to materially and adversely affect the ability of the Company to make any required payment on the Notes and any extension, refinancings, renewals or replacements of any of the foregoing agreements; provided that the encumbrances and restrictions in any such extension, refinancings, renewal or replacement, taken as a whole, are no more restrictive in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced.

Section 4.14. Affiliate Transactions.

The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an “Affiliate Transaction”), unless:

(a) the terms of such Affiliate Transaction are:

(1) set forth in writing,

(2) in the best interest of the Company or such Subsidiary, as the case may be, and

(3) no less favorable to the Company or such Subsidiary, as the case may be, than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Company,

(b) if such Affiliate Transaction involves aggregate payments or value in excess of $3.0 million, the Board of Directors (including a majority of the disinterested members of the Board of Directors) approves such Affiliate Transaction and, in its good faith judgment, believes that such Affiliate Transaction complies with clauses (a)(2) and (3) of this paragraph as evidenced by a Board Resolution promptly delivered to the Trustee, and

(c) if such Affiliate Transaction involves aggregate payments or value in excess of $10.0 million, the Company obtains a written opinion from an Independent Financial Advisor to the effect that the consideration to be paid or received in connection with such Affiliate Transaction is fair, from a financial point of view, to the Company and its Subsidiaries.

Notwithstanding the foregoing limitation, the Company or any of its Subsidiaries may enter into or suffer to exist the following:

(a) any transaction or series of transactions between the Company and one or more of its Wholly-Owned Subsidiaries or between two or more of its Wholly-Owned Subsidiaries in the ordinary course of business;

(b) any Restricted Payment permitted to be made pursuant to Section 4.10 or any Permitted Investment;

(c) the payment of compensation (including amounts paid pursuant to employee benefit plans) for the personal services of officers, directors and employees of the Company or any of its Subsidiaries, so long as the Board of Directors in good faith shall have approved the terms thereof and deemed the services theretofore or thereafter to be performed for such compensation to be fair consideration therefor and the payments made in the ordinary course of business and consistent with past practices of the Company or such Subsidiary; and

(d) loans and advances to employees made in the ordinary course of business and consistent with the past practices of the Company or such Subsidiary, as the case may be, provided that such loans and advances do not exceed $500,000 in the aggregate at any one time outstanding.

Section 4.15. Issuance or Sale of Capital Stock of Subsidiaries.

The Company shall not, and shall not permit any of its Subsidiaries to:

(a) sell, pledge, hypothecate or otherwise dispose of any shares of Capital Stock of any of its Subsidiaries, or

(b) permit any Subsidiary of the Company to, directly or indirectly, issue or sell or otherwise dispose of any shares of its Capital Stock,

other than, in the case of either (a) or (b):

(1) directors’ qualifying shares or Capital Stock which is required by applicable law to be held by a Person other than the Company or a Wholly Owned Subsidiary,

(2) to the Company or a Wholly Owned Subsidiary, or

(3) a disposition of 100% of the shares of Capital Stock of such Subsidiary; provided, however, that, in the case of this clause (3),

(A) such disposition is effected in compliance with Section 4.12, and

(B) upon consummation of such disposition and execution and delivery of a supplemental indenture in form satisfactory to the Trustee, such Subsidiary shall be released from any Guarantee previously made by such Subsidiary.

Section 4.16. Maintenance of Consolidated Tangible Net Worth.

The Company shall not, on the Issue Date (after giving effect to the issuance of the Notes) or at any time, permit its Consolidated Tangible Net Worth to be less than the Consolidated Tangible Net Worth Threshold. The “Consolidated Tangible Net Worth Threshold” shall be equal to $60.0 million from the Issue Date through December 31, 2007; $95.0 million from January 1, 2008 through December 31, 2008; $145.0 million from January 1, 2009 through December 31, 2009; and $195.0 million thereafter.

Section 4.17. Repurchase at the Option of Holders Following a Change of Control.

(a) Upon the occurrence of a Change of Control, the Company shall, within 7 days thereafter notify the Trustee and the Holders of such Change of Control, and within 30 days of a Change of Control, make an offer (the “Change of Control Offer”) pursuant to the procedures set forth in Section 3.09. Each Holder shall have the right to accept such offer and require the Company to repurchase all or any portion (equal to $100,000 or an integral multiple thereof) of such Holder’s Notes pursuant to the Change of Control Offer at a purchase price, in cash equal to (x) 105% of the then outstanding principal amount of the Notes, plus accrued and unpaid interest, if any, on the Notes repurchased, to the Purchase Date if such Change of Control occurs prior to the Qualifying IPO or (y) 101% of the then outstanding principal amount of the Notes, plus accrued and unpaid interest, if any, on the Notes repurchased, to the Purchase Date if such Change of Control occurs after the Qualifying IPO.

(b) The Company shall not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer.

Section 4.18. Future Guarantors.

The Company shall cause each Person that becomes a Subsidiary following the Issue Date to execute and deliver to the Trustee a Guarantee at the time such Person becomes a Subsidiary; provided that no PRC Subsidiary shall be required to execute a Guarantee unless there has been after the Issue Date a change in PRC law or interpretation in PRC law that permits such Guarantees without any approval from the PRC Governmental Authority, and provided further that the refusal of any PRC Governmental Authority, acting solely in its own discretion, to register or approve such Guarantee (if required by PRC law) shall not be deemed as a Default or Event of Default hereunder.

Section 4.19. Business Activities.

The Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, engage in any business other than a Related Business.

Section 4.20. Sale and Leaseback Transactions.

The Company shall not, and shall not permit any of its Subsidiaries to, enter into any Sale and Leaseback Transaction with respect to any Property unless:

(a) the Company or such Subsidiary would be entitled to:

(1) Incur Debt in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction pursuant to Section 4.09 and

(2) create a Lien on such Property securing such Attributable Debt without also securing the Notes or the applicable Guarantee pursuant to Section 4.11 and

(b) such Sale and Leaseback Transaction is effected in compliance with Section 4.12.

Section 4.21. Impairment of Security Interest.

The Company shall not, and shall not permit any of its Subsidiaries to, take or omit to take any action that might or would have the result of impairing the security interest with respect to the Collateral for the benefit of the Trustee and the holders of the Notes, and the Company shall not, and shall not permit any of its Subsidiaries to, grant to any Person other than the Collateral Agent, for the benefit of the Trustee, the holders of the Notes, the trustee for the Convertible Notes, the holders of the Convertible Notes and the other beneficiaries described in the Security Documents, any interest whatsoever in any of the Collateral.

Section 4.22. Amendments to Security Documents.

The Company shall not, and shall not permit any of its Subsidiaries to, amend, waive or otherwise modify, or permit or consent to any amendment, waiver or other modification, the Security Documents in any way that would be adverse to the holders of the Notes.

Section 4.23. Use of Proceeds.

The Company will use the net proceeds from the sale of the Notes to (i) repay to (x) Blue Ridge China Partners, L.P. and (y) EI Fund II China, LLC the Shareholders’ Loan in its entirety and (ii) after giving effect to the application of such net proceeds, the Company will use the remaining net proceeds from the sale of the Notes to be paid to the account of Xinyuan Real Estate for further credit to the account of the WFOE to be used for (A) Capital Expenditures, in particular, the acquisition of land-use rights in the cities of Suzhou, Hefei, Jinan and Zhengzhou in the PRC, and other cities in the PRC consistent with the Company’s development strategy and that is suitable for residential development comparable in nature to residential development that has been completed by the Company prior to the Issue Date, (B) working capital and (C) general corporate purposes, all in accordance with and subject to the Account Agreement and pending the application of all of such net proceeds in such manner, to invest the portion of such net proceeds not yet so applied in Cash Equivalents. Following the application of net proceeds in such manner, any remaining net proceeds may be applied for general corporate purposes not otherwise prohibited by the terms of this Indenture.

Section 4.24. Maintenance of Insurance.

The Company shall, and shall cause its Subsidiaries to, maintain insurance policies covering such risks, in such amounts and with such terms as are normally carried by similar companies engaged in a similar business to the Related Business in the PRC.

Section 4.25. Qualifying IPO.

The Company shall make such filings, registrations or qualifications and take all other necessary action and will use its commercially reasonable efforts to obtain such consents, approvals and authorizations, if any, and satisfy all conditions that may be required in connection with listing the Company’s Common Shares in a Qualifying IPO and shall use its commercially reasonable efforts to complete a Qualifying IPO by no later than October 15, 2009 and maintain such listing continuously thereafter.

Section 4.26. Enforcement of Loan Rights.

If at any time there has been and is existing an Event of Default, the Company shall cause Xinyuan Real Estate to immediately exercise all of its rights to require immediate repayment of all amounts outstanding pursuant to that certain loan agreement between Xinyuan Real Estate and the WFOE, whether pursuant to contract or statute.

Section 4.27. Government Approvals and Licenses; Compliance with Law.

The Company shall, and shall cause its Subsidiaries to, (a) obtain and maintain in full force and effect all Governmental Approvals, authorizations, consents, permits, concessions and licenses as are necessary to engage in a Related Business, (b) preserve and maintain good and valid title to its properties and assets (including land-use rights) free and clear of any Liens other than Permitted Liens and (c) comply with all laws, regulations, orders, judgments and decrees of any Governmental Authority, except to the extent that failure so to obtain, maintain, preserve and comply would reasonably not be expected to have a Material Adverse Effect.

Section 4.28. Maintenance of Financial Ratios.

The Company shall:

(a) maintain an average daily Cash Balance of no less than (x) $10.0 million during the last 30 days of each Fiscal Quarter in the fiscal year ending December 31, 2007, (y) $20.0 million during the last 30 days of each Fiscal Quarter in the fiscal year ending December 31, 2008 and (z) $30.0 million during (1) the last 30 days of each Fiscal Quarter thereafter and (2) the fifteen calendar days preceding Stated Maturity of the Notes.

(b) maintain at all times a Consolidated Subsidiary Debt to Consolidated Total Tangible Asset Ratio of no more than 0.25 to 1.00.

(c) maintain at all times a Working Capital Ratio of no less than 1.20 to 1.00 before the date of initial receipt by the Company of proceeds from the sale of Common Shares in the Qualifying IPO, and 1.33 to 1.00 thereafter.

Section 4.29. Notes to Rank Senior.

The Notes and all other obligations of the Company and the Guarantors under this Indenture are and at all times shall remain direct and first-priority secured obligations of the Company and each Guarantor ranking pari passu as against the assets of the Company and each Guarantor with all other Notes from time to time issued and outstanding hereunder, without any preference among themselves and senior in right and priority of payment to all other present and future unsecured Indebtedness (actual or contingent) of the Company and each Guarantor (except as otherwise required by law) as well as all Subordinated Obligations, including the Convertible Notes and the Convertible Note Guarantees.

Section 4.30. Capital Expenditure.

The Company shall not make or Incur, or permit to be made or incurred, Capital Expenditure during each of the fiscal years set forth below, in aggregate, in excess of the maximum amount set forth for such fiscal year:

Fiscal Year Ending	Maximum Capital Expenditures ($ in millions)
2007	1.5
2008	1.5
2009	1.5
2010	1.5

Section 4.31. Additional Amounts.

All payments of principal of, and premium (if any) and interest on the Notes or under the Guarantees will be made without withholding or deduction for, or on account of, any present or future Taxes, unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. In the event that any such withholding or deduction is so required, the Company or the applicable Guarantor, as the case may be, will pay such withholding or deduction which is required by law or by regulation or governmental policy having the force of law, and will pay additional amounts (“Additional Amounts”) as will result in receipt by the holder of each Note or the Guarantees, as the case may be, of such amounts as would have been received by such holder had no such withholding or deduction been required, except that no Additional Amounts shall be payable:

(a) for or on account of:

(i) any Tax that would not have been imposed but for:

(A) the existence of any present or former connection between the holder or beneficial owner of such Note or Guarantee, as the case may be, and the Governmental Authority imposing the Tax other than merely holding such Note or the receipt of payments thereunder or under a Guarantee, including, without limitation, such holder or beneficial owner being or having been a national, domiciliary or resident of the jurisdiction of such Governmental Authority or treated as a resident thereof or being or having been physically present or engaged in a business therein or having or having had a permanent establishment therein;

(B) the presentation of such Note (in cases in which presentation is required) more than 30 days after the later of the date on which the payment of the principal of, premium, if any, and interest on, such Note became due and payable pursuant to the terms thereof or was made or duly provided for, except to the extent that the holder thereof would have been entitled to such Additional Amounts if it had presented such Note for payment on any date within such 30-day period;

(C) the failure of the holder or beneficial owner to comply with a timely request of the Company or any Guarantor addressed to the holder or beneficial owner, as the case may be, to provide information concerning such holder’s or beneficial owner’s nationality, residence, identity or connection with any Governmental Authority, if and to the extent that due and timely compliance with such request would have reduced or eliminated any withholding or deduction as to which Additional Amounts would have otherwise been payable to such holder;

(D) the presentation of such Note (in cases in which presentation is required) for payment in a jurisdiction in which the Company, a Surviving Person, or a Guarantor is resident for tax purposes, unless such Note could not have been presented for payment elsewhere;

(ii) any estate, inheritance, gift, sale, transfer, personal property or similar Tax;

(iii) any withholding or deduction that is imposed or levied on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive; or

(iv) any combination of Taxes referred to in the preceding clauses (i) and (ii); or

(b) with respect to any payment of the principal of, or premium, if any, or interest on, such Note or any payment under any Guarantee to a holder, if the holder is a fiduciary, partnership or person other than the sole beneficial owner of any payment to the extent that the beneficiary or settlor with respect to the fiduciary, or a member of the partnership, or the beneficial owner would not have been entitled to such Additional Amounts had that beneficiary, settler, partner or beneficial owner been the holder thereof.

Whenever there is mentioned in any context the payment of principal of, and any premium or interest on, any Note or under any Guarantee, such mention shall be deemed to include payment of Additional Amounts provided for in this Indenture to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Section 4.32. Additional Interest and Delivery of WFOE Share Pledge.

The Company shall use its reasonable best efforts to deliver to the Collateral Agent (i) within 30 days after the WFOE’s obtaining the extension of its business license but in no event shall be later than October 30, 2007, an Officers’ Certificate attaching thereto written evidence that the Company or its agent has submitted the WFOE Share Pledge to the local counterpart of the MOFCOM for the Province of Henan in the PRC and (ii) within fifteen calendar days following the receipt of MOFCOM approval as described in the foregoing clause (i), an Officers’ Certificate attaching thereto written evidence that the Company or its agent has submitted the WFOE Share Pledge to the local counterpart of the SAFE for approval (if required) and the SAIC for registration with the SAIC. If the Company fails to deliver to the Collateral Agent the above-mentioned Officer’s Certificate with the required written evidence attached thereto, the Company is required to pay Additional Interest to holders of Notes, and the Company will provide written notice (“Additional Interest Notice”) to the Trustee and the holders of the Company’s obligation to pay Additional Interest no later than fifteen (15) days prior to the proposed payment date for the payment of the Additional Interest, and the Additional Interest Notice shall set forth the amount of Additional Interest to be paid by the Company on such payment date and manner of calculation thereof. The Trustee shall not at any time be under any duty or responsibility to any holder of Notes to determine the Additional Interest, or with respect to the nature, extent or calculation of the amount of Additional Interest when made, or with respect to the method employed in such calculation of the Additional Interest.

Section 4.33. Cash Management.

The Company shall cause each of its PRC Subsidiaries (other than the WFOE), to the extent permissible under applicable laws or regulations, to maintain only a minimum level of Cash Balance for its respective operations that is appropriate and desirable in accordance with good business practice in maximizing the interests of the Company, as shareholder of the WFOE, and shall transfer any cash and Cash Equivalents in excess of such amounts to the WFOE on the 30th day of each month.

ARTICLE 5.

SUCCESSORS

Section 5.01. Merger, Consolidation and Sale of Assets.

(a) The Company shall not merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Subsidiary into the Company) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all of its Property in any one transaction or series of transactions unless:

(i) the Company shall be the Surviving Person in such merger, consolidation or amalgamation, or the Surviving Person (if other than the Company) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia or the Cayman Islands;

(ii) the Surviving Person (if other than the Company) expressly assumes, by supplemental indenture in form satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, Additional Amounts and interest on, all the Notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of this Indenture to be performed by the Company;

(iii) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all of the Property of the Company, such Property shall have been transferred as an entirety or virtually as an entirety to one Person;

(iv) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (iv) and clauses (v) and (vi) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person or any Subsidiary of the Company as a result of such transaction or series of transactions as having been Incurred by the Surviving Person or such Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

(v) immediately after giving effect to such transaction or series of transactions on a pro forma basis:

(1) the Company or the Surviving Person, as the case may be, would be in compliance with the Minimum Consolidated Interest Expense Coverage Ratio; and

(2) the Company or the Surviving Person, as the case may be, would have a Consolidated Interest Expense Coverage Ratio that is not lower than the Consolidated Interest Expense Coverage Ratio of the Company immediately prior to such transaction;

(vi) immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Surviving Person shall have a Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of the Company immediately prior to such transaction or series of transactions;

(vii) the Company shall deliver, or cause to be delivered, to the Trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction or series of transactions and the supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction or series of transactions have been satisfied; and

(viii) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such transaction and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction had not occurred.

The foregoing provisions (other than clause (iv)) shall not apply to any transaction or series of transactions which constitute an Asset Sale if the Company has complied with Section 4.12.

(b) The Company shall not permit any Guarantor to merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Subsidiary into the Company or such Guarantor) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless:

(i) the Surviving Person (if not such Guarantor) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation, company (including a limited liability company) or partnership organized and existing under the laws of the United States of America, any State thereof or the District of Columbia or the Cayman Islands;

(ii) the Surviving Person (if other than such Guarantor) expressly assumes, by supplemental indenture in form satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual performance and observance of all the obligations of such Guarantor under its Guarantee;

(iii) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or a substantial part of all the Property of such Guarantor, such Property shall have been transferred as an entirety or virtually as an entirety to one Person;

(iv) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (iv) and clauses (v) and (vi) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person, the Company or any of its Subsidiaries as a result of such transaction or series of transactions as having been Incurred by the Surviving Person, the Company or such Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

(v) immediately after giving effect to such transaction or series of transactions on a pro forma basis:

(1) the Company would be in compliance with the Minimum Consolidated Interest Expense Coverage Ratio, and

(2) the Company would have a Consolidated Interest Expense Coverage Ratio which is not lower than the Consolidated Interest Expense Coverage Ratio of the Company immediately prior to such transaction; and

(vi) immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Company shall have a Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of the Company immediately prior to such transaction or series of transactions;

(vii) the Company shall deliver, or cause to be delivered, to the Trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction or series of transactions and the supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction or series of transactions have been satisfied; and

(viii) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such transaction and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction had not occurred.

The foregoing provisions (other than clause (iv)) shall not apply to any transaction or series of transactions which constitute an Asset Sale if the Company has complied with Section 4.12.

Section 5.02. Successor Corporation Substituted.

The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of the Company or a Guarantor, as applicable, under this Indenture; provided, however, that the predecessor entity shall not be released from any of the obligations or covenants under this Indenture, including with respect to the payment of the Notes and obligations under the Guarantee, as the case may be, in the case of:

(a) a sale, transfer, assignment, conveyance or other disposition (unless such sale, transfer, assignment, conveyance or other disposition is of all or substantially all of the assets of the Company, taken as a whole or, in the case of a Guarantor, such sale, transfer, assignment, conveyance or other disposition is of (i) all or substantially all of the assets of such Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, or (ii) such portion of the Capital Stock of such Guarantor such that it ceases to be a Subsidiary of the Company), or

(b) a lease.

ARTICLE 6.

DEFAULTS AND REMEDIES

Section 6.01. Events of Default.

Each of the following constitutes an “Event of Default” with respect to the Notes:

(a) failure to make the payment of any interest on the Notes when the same becomes due and payable, and such failure continues for a period of 15 days; provided that if such payment is not made by reason of having been prohibited by PRC Governmental Authorities, then such failure to make such payment shall be an Event of Default only if such failure continues for a period of 30 days;

(b) failure to make the payment of any principal of, or premium, if any, on, any of the Notes when the same becomes due and payable at its Stated Maturity, upon acceleration, mandatory redemption, optional redemption, required repurchase or otherwise;

(c) failure to comply with Sections 4.09, 4.10, 4.12, 4.17 or 5.01;

(d) failure to comply with any other covenant or agreement in the Notes or in this Indenture (other than a failure that is the subject of the foregoing clause (a), (b) or (c)), and such failure continues for 45 days after written notice is given to the Company by the Trustee (upon the instruction of the Holders in accordance with Section 6.02) or the Holders of not less than 10% in aggregate principal amount of the Notes then outstanding specifying the default, demanding that it be remedied and stating that such notice is a “Notice of Default;”

(e) a default under any Debt by the Company or any of its Subsidiaries that results in acceleration of the maturity of such Debt, or failure to pay any such Debt when due, in an aggregate amount greater than $3.0 million or its foreign currency equivalent at the time;

(f) one or more final judgments or orders for the payment of money are rendered against the Company or any Subsidiary and are not paid or discharged, and there is a period of 60 consecutive days following entry of the final judgment or order and the aggregate amount of all such final judgments or orders outstanding and not paid or discharged against all such Persons exceed $3.0 million (or its foreign currency equivalent at the time) during which a stay of enforcement, by reason of a pending appeal or otherwise, is not in effect;

(g) any Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Guarantee) or any Guarantor or a group of Guarantors that, taken as a whole, would constitute a Significant Subsidiary denies or disaffirms its obligations under its Guarantee;

(h) the Company, any of its Significant Subsidiaries (or any group of Subsidiaries that, when taken together, would constitute a Significant Subsidiary) pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary case or gives notice of intention to make a proposal under any Bankruptcy Law;

(B) consents to the entry of an order for relief against it in an involuntary case or consents to its dissolution or winding up;

(C) consents to the appointment of a receiver, interim receiver, receiver and manager, liquidator, trustee or custodian of it or for all or substantially all of its property;

(D) makes a general assignment for the benefit of its creditors; or

(E) admits in writing its inability to pay its debts as they become due or otherwise admits its insolvency;

(i) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company, any of its Significant Subsidiaries (or any group of Subsidiaries that, when taken together, would constitute a Significant Subsidiary) in an involuntary case; or

(B) appoints a receiver, interim receiver, receiver and manager, liquidator, trustee or custodian of the Company, any of its Significant Subsidiaries (or any group of Subsidiaries that, when taken together, would constitute a Significant Subsidiary) for all or substantially all of the property of the Company, any of its Significant Subsidiaries (or any group of Subsidiaries that, when taken together, would constitute a Significant Subsidiary); or

(C) orders the liquidation of the Company, any of its Significant Subsidiaries (or any group of Subsidiaries that, when taken together, would constitute a Significant Subsidiary);

and such order or decree remains unstayed and in effect for 60 consecutive days;

(j) any default by the Company or Future Guarantor Pledgor or any other Person that pledges Collateral on behalf of the holders in any of its obligations under the Security Documents; the security interest under the Security Documents shall, at any time, cease to be in full force and effect for any reason other than the satisfaction in full of all obligations under the Indenture and discharge of the Indenture or any security interest created thereunder shall be declared invalid or unenforceable or the Company or any Guarantor shall assert that any such security interest is invalid or unenforceable;

(k) the Company or any Future Guarantor Pledgor or any other Person that pledges Collateral on behalf of the holders denies or disaffirms its obligations under any Security Document or, other than in accordance with this Indenture and the Security Documents, any Security Document ceases to be or is not in full force and effect or the Trustee ceases to have a first priority interest in the Collateral;

(l) the WFOE ceases to be a Wholly Owned Subsidiary of the Company; or

(m)(i) the confiscation, expropriation or nationalization by any Governmental Authority of any Property of the Company or any of its Subsidiaries that is material to the operation of the Related Business; or (ii) if such revocation or repudiation could reasonably be expected to have a Material Adverse Effect, the revocation or repudiation by any Governmental Authority of any previously granted Governmental Approval to any PRC Subsidiary; or (iii) the imposition or introduction of material and discriminatory taxes, tariffs, royalties, customs or excise duties imposed on any PRC Subsidiary, or the material and discriminatory withdrawal or suspension of privileges or specifically granted rights of a fiscal nature, or (iv) the Company or any of its Subsidiary is prevented from exercising normal control over all or any material part of its property, assets or revenues.

Section 6.02. Acceleration.

If any Event of Default (other than those of the type described in Section 6.01(h) or (i)) occurs and is continuing, the Trustee may, and the Trustee upon the request of Holders of 25% in principal amount of the outstanding Notes shall, or the Holders of at least 25% in principal amount of outstanding Notes may, declare the principal of all the Notes, together with all accrued and unpaid interest, premium, if any, to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that such notice is a notice of acceleration (the “Acceleration Notice”), and the same shall become immediately due and payable.

In the case of an Event of Default specified in Section 6.01 (h) or (i) hereof, all outstanding Notes shall become due and payable immediately without any further declaration or other act on the part of the Trustee or the Holders. Holders may not enforce this Indenture or the Notes except as provided in this Indenture.

In the case of an Event of Default with respect to the Notes occurring by reason of any willful action or inaction taken or not taken by the Company or on the Company’s behalf with the intention or effect of avoiding payment of the premium that the Company would have been required to pay at maturity or if the Company had then elected to redeem the Notes pursuant to Section 3.06 hereof, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

Section 6.03. Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies shall be cumulative to the extent permitted by law.

Section 6.04. Waiver of Defaults.

The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes, waive any existing Default or Event of Default, and its consequences, except a continuing Default or Event of Default (i) in the payment of the principal of, premium, if any, or interest, on the Notes and (ii) in respect of a covenant or provision which under this Indenture cannot be modified or amended without the consent of the Holder of each Note affected by such modification or amendment. In the event of any Event of Default specified in Section 6.01(e), such Event of Default and all consequences of that Event of Default, including without limitation any acceleration or resulting payment default, shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders of the Notes, if within 30 days after the Event of Default arose:

(a) the Debt that is the basis for the Event of Default has been discharged;

(b) the holders of such Debt have rescinded or waived the acceleration, notice or action, as the case may be, giving rise to the Event of Default; or

(c) if the default that is the basis for such Event of Default has been cured.

Upon any waiver of a Default or Event of Default, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed cured for every purpose of this Indenture but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

Section 6.05. Control by Majority.

Subject to Section 7.01 and Section 7.07 hereof, in case an Event of Default shall occur and be continuing, the Holders of a majority in aggregate principal amount of the Notes then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes.

Section 6.06. Limitation on Suits.

No Holder shall have any right to institute any proceeding with respect to this Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

(a) such Holder has previously given to the Trustee written notice of a continuing Event of Default or the Trustee receives the notice from the Company,

(b) Holders of at least 25% in aggregate principal amount of the Notes then outstanding have made written request to the Trustee to institute such proceeding as trustee and have provided the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense but the Trustee has not complied with such request within 30 days after the receipt of the request and the security or indemnity satisfactory to the Trustee, and

(c) the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 30 days.

The preceding limitations shall not apply to a suit instituted by a Holder for enforcement of payment of principal of, and premium, if any, or interest on, a Note on or after the respective due dates for such payments set forth in such Note.

A Holder may not use this Indenture to affect, disturb or prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

Section 6.07. Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture (including Section 6.06), the right of any Holder to receive payment of principal, premium, if any, and interest on the Notes held by such Holder, on or after the respective due dates expressed in the Notes (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08. Collection Suit by Trustee.

If an Event of Default specified in Section 6.01 (h) or (i) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium, if any, and interest then due and owing (together with interest on overdue principal and, to the extent lawful, interest) and such further amount as shall be sufficient to cover the costs and expenses of collection, including the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09. Trustee May File Proofs of Claim.

The Trustee shall be authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee and its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, moneys, securities and any other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10. Priorities.

If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

First: to the Trustee, the Agents and their respective agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and (where applicable), the Agents and the costs and expenses of collection in connection with this Indenture, the Security Documents or the Notes, including the collection or distribution of such amounts held or realized or in connection with expenses incurred in enforcing its remedies under the Security Documents and preserving the Collateral and all amounts for which the Trustee is entitled to indemnification under the Security Documents;

Second: in case the principal of the outstanding Notes shall not have become due and be unpaid, to the payment of Interest on the Notes in default in the order of the maturity of the installments of such Interest, with interest (to the extent that such interest has been collected by the Trustee) upon the overdue installments of Interest at the rate specified in the Notes, such payments to be made ratably to the Persons entitled thereto;

Third: in case the principal of the outstanding Notes shall have become due, by declaration or otherwise, and be unpaid to the payment of the whole amount then owing and unpaid upon the Notes for principal and Interest, with Interest on the overdue principal and (to the extent that such Interest has been collected by the Trustee) upon overdue installments of Interest at the rate specified in the Notes, and in case such monies shall be insufficient to pay in full the whole amounts so due and unpaid upon the Notes, then to the payment of such principal and Interest without preference or priority of principal over Interest, or of Interest over principal, or of any installment of Interest over any other installment of Interest, or of any Note over any other Note, ratably to the aggregate of such principal and accrued and unpaid Interest; and

Fourth: to the Company or the Guarantors or to such party as a court of competent jurisdiction shall direct.

The Trustee may but is not obligated to fix a record date and payment date for any payment to Holders pursuant to this Section.

Section 6.11. Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section shall not apply to a suit by the Trustee, a suit by the Company, a suit by a Holder pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE 7.

TRUSTEE

Section 7.01. Duties of Trustee.

(a) The Trustee may at its discretion take proceedings against either or both the Company or the Guarantor to enforce payment of the Notes after the Notes have become due and payable or to declare the Notes due and payable, provided that the Trustee shall not be under any obligation to do any of the foregoing unless it shall have been so requested in writing by the holders of not less than 25% in principal amount of the Notes then outstanding and it shall have been indemnified to its satisfaction.

(b) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

(c) Except during the continuance of an Event of Default:

(1) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of fraud, willful misconduct or gross negligence on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. .

(d) The Trustee may not be relieved from liabilities for its own fraud, willful misconduct or gross negligence, except that:

(1) this paragraph does not limit the effect of paragraph (b) of this Section;

(2) The Trustee shall not be liable for any error of judgment by any officer or employee of the Trustee assigned by the Trustee to administer its corporate trust matters, unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts; and

(3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(e) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to the provisions of Article 7 of this Indenture.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02. Rights of Trustee.

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in any such document. The Trustee, however, in the case of any document which is specifically required to be furnished to the Trustee pursuant to any provision hereof, shall examine the document to determine whether it conforms to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculation or other facts stated therein).

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee shall be entitled to accept such opinion and certificate as sufficient and conclusive evidence of the fulfillment of the applicable conditions precedent, in which event it shall be conclusive and binding on the Holders. The Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee shall not be liable for any action taken or omitted by it except to the extent that a court of competent jurisdiction determines that the Trustee’s gross negligence or willful misconduct was the primary cause of any loss to the Holders.

(d) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.

(e) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default or Event of Default is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee from the Company or the Holders of 25% in aggregate principal amount of the outstanding Notes, and such notice references the specific Default or Event of Default, the Notes and this Indenture.

(f) The Trustee shall not be required to give any bond or surety in respect of the performance of its power and duties hereunder.

(g) The Company and the Guarantor each covenant with the Trustee that each will comply with and perform and observe all the provisions of this Indenture, the Notes, the Security Documents or any other document in connection with the sale of the Notes or pursuant to this Indenture which are expressed to be binding on either of the Company and the Guarantor. Until the Trustee has actual knowledge or express notice to the contrary, the Trustee shall be entitled to assume no Event of Default and that each of the Company and the Guarantor are observing and performing all of their respective obligations.

(h) The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed and supervised with reasonable care by it hereunder.

(i) Neither the Trustee nor any market or exchange on which the Notes are traded shall have any obligation or duty to monitor, determine or inquire as to compliance, and shall not be responsible or liable for compliance, with restrictions on transfer, exchange, redemption, purchase or repurchase, as applicable, of minimum denominations imposed hereunder or under applicable law or regulation with respect of any transfer, exchange, redemption, purchase or repurchase, as applicable, of interest in any Note.

(j) In the event the Trustee receives inconsistent or conflicting requests and indemnity from two or more groups of Holders, each representing less than a majority in aggregate principal amount of the Notes then outstanding, pursuant to the provisions of this Indenture, the Trustee, in its sole discretion, may determine what action, if any, will be taken.

(k) The permissive right of the Trustee to take the actions permitted hereby will not be construed as an obligation or duty to do so.

(l) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and will be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(m) The Trustee may request that the Company deliver an Officers’ Certificate setting forth the names of individuals or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(n) The Trustee is entitled to enter into business transactions with the Company, its Affiliates or any entity related thereto without accounting for any profit.

(o) In connection with the exercise of its functions (including but not limited to those in relation to any proposed modification, authorization, waiver or substitution), the Trustee will have regard to the interests of the Holders as a class, and will not have regard to the consequences of such exercise for individual Holders. The Trustee will not be entitled to require, nor will any Holder be entitled to claim, from the Company or any Guarantor, any indemnification or payment in respect of any tax consequences of any such exercise upon individual Holders.

(p) The Trustee may refrain from taking any action in any jurisdiction if the taking of such action in that jurisdiction would, in its opinion based upon legal advice in the relevant jurisdiction, be contrary to any law of that jurisdiction or, to the extent applicable, of the State of New York. Furthermore, the Trustee may also refrain from taking such action if it would otherwise render it liable to any person in that jurisdiction or the State of New York or if, in its opinion based upon such legal advice, it would not have the power to do the relevant thing in that jurisdiction by virtue of any applicable law in that jurisdiction or in the State of New York or if it is determined by any court or other competent authority in that jurisdiction or in the State of New York that it does not have such power.

(q) Each party shall be solely responsible for making and continuing to make its own independent appraisal of and investigation into the financial condition, creditworthiness, condition, affairs, status and nature of the Company and the Guarantor, and the Trustee shall not at any time have any responsibility for the same and each party shall not rely on the Trustee in respect thereof.

(r) No provision of these presents shall require the Trustee to do anything which may: (i) be illegal or contrary to applicable law or regulation; (ii) cause it to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its own rights or powers, if it shall have grounds for believing that repayment of such funds or satisfactory indemnity against such risk or the liability is not assured to it.

(s) The Trustee shall not be responsible for any consolidation, amalgamation, merger, reconstruction or scheme of the Company or any sale or transfer of all or substantially all of the assets of the Company or the Guarantor or the form or substance of any plan relating thereto or the consequences thereof to any Holder.

(t) Whenever in this Indenture or any other document in connection with the sale of the Notes or pursuant to this Indenture or by law, the Trustee shall have discretion or permissive power it may decline to exercise the same in the absence of approval by the Holders. Save as expressly provided in this Indenture, the Trustee will have absolute and unfettered discretion as to the exercise of its functions and will not be responsible for any loss, liability, cost, claim, action, demand, damages, expense or inconvenience which may result from their exercise or non–exercise, except to the extent that a court of competent jurisdiction determines that the Trustee’s gross negligence or wilful misconduct was the primary cause of any loss to the Holders.

(u) The Trustee shall engage and consult, at the expense of the Company with any legal adviser and professional adviser selected by it and rely upon any advice so obtained and each of its respective directors, officers, employees and duly appointed agents shall be protected and shall not be liable in respect of any action taken, or omitted to be done or suffered to be taken, in accordance with such advice.

(v) Any Trustee being a banker, lawyer, broker or other person engaged in any profession or business shall be entitled to charge and be paid all usual professional and other charges for business transacted and acts done by him or his partner or firm on matters arising in connection with this Indenture, the Notes and the Security Documents and any incurred charges in addition to disbursements for all other work and business done and all time spent by him or his partner or firm on matters arising in connection with this Indenture, the Notes and the Security Documents, including matters which might or should have been attended to in person by a trustee not being a banker, lawyer, broker or other professional person.

Section 7.03. Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee or resign. Any Agent may do the same with like rights and duties. The Trustee shall also be subject to Section 7.10 hereof.

Section 7.04. Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement, recital, warranty or representation of any party herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05. Notice of Defaults.

If the Trustee receives notice of any Default or Event of Default from the Company, the Trustee shall notify the Holders of the Default or Event of Default as soon as possible and in any event within 30 days after receipt thereof in accordance with Section 12.01. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders.

Section 7.06. Reports by Trustee to Holders.

Within 30 days after each May 15 beginning with the May 15 following the first anniversary of this Indenture, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders a brief report dated as of such reporting date with respect to any of the following events which may have occurred within the previous 12 months (but if no such event has occurred such date, no report need be transmitted):

(a) the character and amount of any disbursements made by it, as the Trustee under this Indenture, which remain unpaid for 90 days from the date of issuance of any such disbursement as at the date of such report, and for the reimbursement of which it has claimed in writing a lien or charge, prior to that of Notes, on property or funds held or collected by it as the Trustee under this Indenture, if such disbursements so remaining unpaid, being in the aggregate more than US$375,000;

(b) any release, or release and substitution, of property subject to the Lien under the Security Documents (and the consideration therefor, if any) which it has not previously notified to the Holders under this Indenture or the Security Documents; and

(c) any action taken by it in the performance of its duties under this Indenture which it has not previously notified to the Holders under this Indenture or the Security Documents and which in its opinion materially affects the Notes, except action in respect of a default, notice of which has been or is to be withheld by it in accordance with this Indenture.

A copy of each report at the time of its mailing to the Holders shall be mailed to the Company. The Company shall promptly notify the Trustee when the Notes are listed on any stock exchange and any delisting thereof.

Section 7.07. Compensation and Indemnity.

Each of the Company and the Guarantor hereby jointly and severally, unconditionally and irrevocably covenants and undertakes to indemnify and hold harmless the Trustee, its directors, officers, employees and agents (each an “indemnified party”) in full at all times against all losses, liabilities, actions, proceedings, claims, demands, penalties, damages, costs, expenses disbursements, and other liabilities whatsoever (the “Losses”), including without limitation the costs and expenses of legal advisors and other experts, which may be incurred, suffered or brought against such indemnified party as a result or in connection with (a) their appointment or involvement hereunder or the exercise of any of their powers or duties hereunder or the taking of any acts in accordance with the terms of this Indenture, the Notes and the Security Documents or its usual practice; (b) this Indenture, the Notes and the Security Documents and any other documents in connection with the sale of the Notes or pursuant to this Indenture, or (c) any instruction or other direction upon which the Trustee may rely under this Indenture, the Notes and the Security Documents, as well as the costs and expenses incurred by an indemnified party of defending itself against or investigating any claim or liability with respect of the foregoing provided that this indemnity shall not apply in respect of an indemnified party to the extent but only to the extent that any such Losses incurred or suffered by or brought against such indemnified party arises directly from the fraud, willful misconduct or gross negligence of such indemnified party. The parties hereto acknowledge that the foregoing indemnities shall survive the resignation or removal of the Trustee or the termination of this Indenture, the Notes and the Security Documents.

Notwithstanding any other term or provision of this Indenture, the Notes and the Security Documents to the contrary, the Trustee shall not be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever including but not limited to loss of profits, whether or not foreseeable, and regardless of whether the claim for such loss or damage is made in negligence, for breach of contract, breach of trust, breach of fiduciary obligation or otherwise. The provisions of this Section shall survive the termination or discharge of this Indenture, the Notes and the Security Documents or the resignation or removal of the Trustee.

The obligations of the Company under this Section shall survive the satisfaction and discharge of this Indenture pursuant to Article 11 hereof, the termination of this Indenture and the Security Documents, the resignation or removal of the Trustee or payment in full of the Notes through the expiration of the applicable statute of limitations.

To secure the Company’s payment obligations in this Section, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal, premium, if any, and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture pursuant to Article 11 hereof, the termination of this Indenture and the Security Documents, the resignation or removal of the Trustee or payment in full of the Notes through the expiration of the applicable statute of limitations.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(h) or (i) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.08. Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section.

The Trustee may resign in writing at any time upon 45 days’ prior written notice to the Company and be discharged from the trust hereby created by so notifying the Company, without assigning any reason and without being responsible for any costs, charges and expenses occasioned by such retirement. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

(a) the Trustee fails to comply with Section 7.10 hereof;

(b) the Trustee is adjudged bankrupt or insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c) a custodian or public officer takes charge of the Trustee or its property; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the Company hereby covenants that in the event of the Trustee giving notice under this Section it shall use its best endeavors to procure a trustee to be appointed and if the Company has not procured the appointment of a new trustee within 30 days after the expiration of such written notice, the Trustee shall petition any court of competent jurisdiction for its resignation provided that it has notified the Company prior to it doing so. If such petition is granted, the Trustee shall notify the Holders and the Company in writing of its resignation.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. Subject to the Lien provided for in Section 7.07 hereof, the retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided, however, that all sums owing to the Trustee hereunder shall have been paid. Notwithstanding replacement of the Trustee pursuant to this Section, the Company’s obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

In the case of an appointment hereunder of a separate or successor Trustee with respect to the Notes, the Company, the Guarantors, any retiring Trustee and each successor or separate Trustee with respect to the Notes shall execute and deliver a supplemental indenture in form satisfactory to the Trustee (1) which shall contain such provisions as shall be deemed necessary or desirable to confirm that all the rights, powers, trusts and duties of any retiring Trustee with respect to the Notes as to which any such retiring Trustee is not retiring shall continue to be vested in such retiring Trustee and (2) that shall add to or change any of the provisions of this Indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one Trustee, it being understood that nothing herein or in such supplemental indenture shall constitute such Trustee co-trustees of the same trust and that each such separate, retiring or successor Trustee shall be Trustee of a trust or trusts hereunder separate and apart from any trust or trusts hereunder administered by any such other Trustee.

Section 7.09. Successor Trustee by Merger, etc.

Any corporation into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to all or substantially all the corporate trust business of the Trustee, shall be the successor to the Trustee hereunder without the execution or filing of any papers or any further act on the part of any of the parties hereto.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trust created by this Indenture any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee.

Section 7.10. Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is authorized under the laws of its jurisdiction of incorporation to exercise corporate trustee power, that is subject to supervision or examination by Governmental Authorities of its jurisdiction of incorporation and, in the case of any successor trustee, that has a combined capital and surplus of at least $50.0 million (or is a wholly-owned subsidiary of a bank or trust company, or of a bank holding company, the principal subsidiary of which is a bank or trust company having a combined capital and surplus of at least $50.0 million) as set forth in its most recent published annual report of condition.

Section 7.11. Certain Provisions.

Each Holder by accepting a Note authorizes and directs on his or her behalf the Trustee to enter into and to take such actions and to make such acknowledgements as are set forth in this Indenture or other documents entered into in connection therewith.

The Trustee shall not be responsible for the execution, legality, validity, effectiveness, genuineness, suitability, adequacy or enforceability or admissibility in evidence of any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture or of any of the Security Documents or any obligation or rights created or purported to be created thereby or pursuant thereto or any security or the priority thereof constituted or purported to be constituted thereby or pursuant thereto, nor shall it be responsible or liable to any person because of any invalidity of any provision of such documents or the unenforceability thereof, whether arising from statute, law or decision of any court. The Trustee shall be under no obligation to monitor or supervise the functions of the Collateral Agent under the Security Documents and shall be entitled to assume that the Collateral Agent is properly performing its functions and obligations thereunder and the Trustee shall not be responsible for any diminution in the value of or loss occasioned to the assets subject thereto by reason of the act or omission by the Collateral Agent in relation to its functions thereunder. The Trustee shall have no responsibility whatsoever to the Company, any Guarantor or any Holder as regards any deficiency which might arise because the Trustee is subject to any tax in respect of the Security Documents, the security created thereby or any part thereof or any income therefrom or any proceeds thereof.

Section 7.12. Force Majeure

Notwithstanding anything to the contrary in this Indenture, the Notes or the Security Documents or in any other document in connection with the sale of the Notes pursuant to this Indenture, neither the Trustee nor any Agent shall in any event be liable for any failure or delay in the performance of its obligations hereunder if it is prevented from so performing its obligations by any existing or future law or regulation, any existing or future act of governmental authority, Act of God, flood, war whether declared or undeclared, terrorism, riot, rebellion, civil commotion, strike, lockout, other industrial action, general failure of electricity or other supply, aircraft collision, technical failure, accidental or mechanical or electrical breakdown, computer failure or failure of any money transmission system or any reason which is beyond the control of the Trustee.

ARTICLE 8.

AMENDMENT, SUPPLEMENT AND WAIVER

Section 8.01. Without Consent of Holders.

Notwithstanding Section 8.02 of this Indenture, the Company and the Trustee may amend or supplement this Indenture, the Security Documents or the Notes without consent of any Holder to:

(a) cure any ambiguity, omission, defect or inconsistency without adversely affecting the legal rights hereunder of any Holder;

(b) provide for the assumption by a Surviving Person of the obligations of the Company under this Indenture;

(c) provide for uncertificated Notes in addition to or in place of certificated Notes;

(d) add additional Guarantees or additional obligors with respect to the Notes or release Guarantors from guarantees as permitted by the terms of this Indenture;

(e) further secure the Notes, or release all or any portion of the Collateral pursuant to the terms of the Security Documents;

(f) add to the covenants of the Company for the benefit of the Holders or to surrender any right or power conferred upon the Company; or

(g) make any other change that does not adversely affect the legal rights hereunder of any such Holder.

Section 8.02. With Consent of Holders.

Except as provided below in this Section, the Company and the Trustee may amend or supplement this Indenture, the Security Documents and the Notes with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes), and, subject to Sections 6.04 and 6.07, any existing Default or Event of Default (except a continuing Default or Event of Default in (i) the payment of principal, premium, if any, or interest on the Notes and (ii) in respect of a covenant or provision which under this Indenture cannot be modified or amended without the consent of the Holder of each Note affected by such modification or amendment) or compliance with any provision of this Indenture or the Notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes).

Without the consent of each Holder, an amendment or waiver under this Section may not (with respect to any Notes held by a non-consenting Holder):

(a) reduce the amount of Notes whose Holders must consent to an amendment or waiver;

(b) reduce the rate of, or extend the time for payment of, interest, Additional Amount or default interest, if any, on, any Note;

(c) reduce the principal of, or extend the Stated Maturity of, any Note;

(d) make any Note payable in money other than that stated in the Note;

(e) impair the right of any Holder to receive payment of principal of, premium, if any, Additional Amounts and interest, if any, on, such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes or any Guarantee;

(f) subordinate the Notes or any Guarantee to any other obligation of the Company or the applicable Guarantor;

(g)(A) release the security interest granted in favor of the holders of the Notes in the Collateral other than pursuant to the terms of the Security Documents, or

(B) release any other security interest that may have been granted in favor of the holders of the Notes other than pursuant to the terms of such security interest;

(h) reduce the amount payable upon the redemption of any Note or change the time at which any Note may be redeemed, as described under Section 3.06, Section 3.07, Section 4.12 or Section 4.17;

(i) reduce the premium payable upon a Change of Control or, at any time after a Change of Control has occurred, change the time at which the Change of Control Offer relating thereto must be made or at which the Notes must be repurchased pursuant to such Change of Control Offer;

(j) at any time after the Company is obligated to make an Asset Sale Offer with the Excess Proceeds from Asset Sales, change the time at which such Asset Sale Offer must be made or at which the Notes must be repurchased pursuant thereto; or

(k) make any change in any Guarantee that would adversely affect the Holders.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Persons entitled to consent to any supplemental indenture. If a record date is fixed, the Holders on such record date, or their duly designated proxies, and only such Persons, shall be entitled to consent to such supplemental indenture, whether or not such Holders remain Holders after such record date; provided that unless such consent shall have become effective by virtue of the requisite percentage having been obtained prior to the date which is 120 days after such record date, any such consent previously given shall automatically and without further action by any Holder be cancelled and of no further effect.

It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section becomes effective, the Company shall mail to the Holder of each Note affected thereby to such Holder’s address appearing in the Security Register a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

Upon the request of the Company, and upon receipt by the Trustee of the documents described in Section 12.03 hereof, the Trustee will join with the Company in the execution of any amended or supplemental indenture or waiver authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental indenture or waiver that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 8.03. Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion thereof that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note or portion thereof if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver shall become effective in accordance with its terms and thereafter shall bind every Holder.

Section 8.04. Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 8.05. Trustee to Sign Amendments, etc.

The Trustee shall sign any amended or supplemental indenture (in form satisfactory to the Trustee) authorized pursuant to this Article 8 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. None of the Company nor any Guarantor may sign an amendment or supplemental indenture until its board of directors (or committee serving a similar function) approves it. In executing any amended or supplemental indenture or any amendment or supplement to the Security Documents or Notes, the Trustee shall be entitled to receive in addition to the documents required by Section 12.03, and (subject to Section 7.01 hereof) shall be fully protected in relying upon an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that such amended or supplemental indenture is the legal, valid and binding obligations of the Company enforceable against it in accordance with its terms, subject to customary exceptions and that such amended or supplemental indenture complies with the provisions hereof.

ARTICLE 9.

GUARANTEES

Section 9.01. Guarantee.

Subject to this Article 9, each Guarantor hereby unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns: (a) the due and punctual payment of the principal of, premium, if any, Additional Amounts and interest on the Notes, subject to any applicable grace period, whether at Stated Maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on the overdue principal of and premium, if any, Additional Amounts and, to the extent permitted by law, interest, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee under this Indenture or any other agreement with or for the benefit of the Holders or the Trustee, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration pursuant to Section 6.02, redemption or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

Each Guarantor hereby agrees that its obligations with regard to its Guarantee shall be joint and several, unconditional, irrespective of the validity or enforceability of the Notes or the obligations of the Company under this Indenture, the absence of any action to enforce the same, the recovery of any judgment against the Company or any other obligor with respect to this Indenture, the Notes or the Obligations of the Company under this Indenture or the Notes, any action to enforce the same or any other circumstances (other than complete performance) which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor further, to the extent permitted by law, waives and relinquishes all claims, rights and remedies accorded by applicable law to guarantors and agrees not to assert or take advantage of any such claims, rights or remedies, including but not limited to: (a) any right to require any of the Trustee, the Holders or the Company (each a “Benefited Party”), as a condition of payment or performance by such Guarantor, to (1) proceed against the Company, any other guarantor (including any other Guarantor) of the Obligations under the Guarantees or any other Person, (2) proceed against or exhaust any security held from the Company, any such other guarantor or any other Person, (3) proceed against or have resort to any balance of any deposit account or credit on the books of any Benefited Party in favor of the Company or any other Person, or (4) pursue any other remedy in the power of any Benefited Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Company including any defense based on or arising out of the lack of validity or the unenforceability of the Obligations under the Guarantees or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Company from any cause other than payment in full of the Obligations under the Guarantees; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Benefited Party’s errors or omissions in the administration of the Obligations under the Guarantees, except behavior which amounts to bad faith; (e)(1) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of the Guarantees and any legal or equitable discharge of such Guarantor’s obligations hereunder, (2) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (3) any rights to set-offs, recoupments and counterclaims and (4) promptness, diligence and any requirement that any Benefited Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentations, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of the Guarantees, notices of Default under the Notes or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Obligations under the Guarantees or any agreement related thereto, and notices of any extension of credit to the Company and any right to consent to any thereof; (g) to the extent permitted under applicable law, the benefits of any “One Action” rule and (h) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of the Guarantees. Except to the extent expressly provided herein, including Section 9.05, each Guarantor hereby covenants that its Guarantee shall not be discharged except by complete performance of the obligations contained in its Guarantee and this Indenture.

If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee or such Holder, the Guarantee of such Guarantor, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Section 6.02 hereof for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby and (y) in the event of any declaration of acceleration of such Obligations as provided in Section 6.02 hereof, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantee.

Section 9.02. Limitation on Guarantor Liability.

(a) Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that each Guarantor’s liability shall be that amount from time to time equal to the aggregate liability of such Guarantor under the guarantee, but shall be limited to the lesser of (x) the aggregate amount of the Company’s obligations under the Notes and this Indenture or (y) the amount, if any, which would not have (1) rendered the Guarantor “insolvent” (as such term is defined in Bankruptcy Law and in the Debtor and Creditor Law of the State of New York) or (2) left it with unreasonably small capital at the time its guarantee with respect to the Notes was entered into, after giving effect to the incurrence of existing Debt immediately before such time; provided, however, it shall be a presumption in any lawsuit or proceeding in which a Guarantor is a party that the amount guaranteed pursuant to the guarantee with respect to the Notes is the amount described in clause (x) above unless any creditor, or representative of creditors of the Guarantor, or debtor in possession or trustee in bankruptcy of the Guarantor, otherwise proves in a lawsuit that the aggregate liability of the Guarantor is limited to the amount described in clause (y).

(b) In making any determination as to the solvency or sufficiency of capital of a Guarantor in accordance with the proviso of Section 9.02(a), the right of each Guarantor to contribution from other Guarantors and any other rights such Guarantor may have, contractual or otherwise, shall be taken into account.

Section 9.03. Execution and Delivery of Guarantee.

To evidence its Guarantee set forth in Section 9.01, each Guarantor hereby agrees that a notation of such Guarantee in substantially the form included in Exhibit B attached hereto shall be endorsed by an Officer of such Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture shall be executed on behalf of such Guarantor by its President or one of its Vice Presidents.

Each Guarantor hereby agrees that its Guarantee set forth in Section 9.01 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee.

If an Officer whose signature is on this Indenture or on the Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Guarantee is endorsed, the Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

The Company hereby agrees that it shall cause each Person that becomes obligated to provide a Guarantee pursuant to Section 4.18 (each, a “Future Guarantor”) to immediately execute a supplemental indenture in form and substance satisfactory to the Trustee, pursuant to which such Person provides the guarantee set forth in this Article 9 and otherwise assumes the obligations and accepts the rights of a Guarantor under this Indenture, in each case with the same effect and to the same extent as if such Person had been named herein as a Guarantor. The Company also hereby agrees to immediately cause each such new Guarantor to evidence its guarantee by endorsing a notation of such guarantee on each Note as provided in this Section.

Section 9.04. Guarantors May Consolidate, etc., on Certain Terms.

Except as otherwise provided in Section 9.05, no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the Surviving Person) another Person whether or not affiliated with such Guarantor unless:

(a) subject to Section 9.05, the Person formed by or surviving any such consolidation or merger (if other than a Guarantor or the Company) unconditionally assumes all the obligations of such Guarantor, pursuant to a supplemental indenture in form and substance satisfactory to the Trustee, under this Indenture, the Guarantee on the terms set forth herein or therein; and

(b) the Guarantor complies with the requirements of Article 5 hereof.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form and substance to the Trustee, of the Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee. All the Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Guarantees had been issued at the date of the execution hereof.

Except as set forth in Articles 4 and 5, and notwithstanding clauses (a) and (b) above, nothing contained in this Indenture or in any of the Notes shall prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor, or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor.

Section 9.05. Releases Following Merger, Consolidation or Sale of Assets, Etc.

In the event of a sale or other disposition of all or substantially all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Stock of any Guarantor, in each case to a Person that is not (either before or after giving effect to such transactions) the Company or a Subsidiary of the Company, then such Guarantor (in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all of the Capital Stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) shall (subject to the other provisions of this Section 9.05) be released and relieved of any obligations under its Guarantee; provided that the net proceeds of such sale or other disposition shall be applied in accordance with the applicable provisions of this Indenture, including without limitation Section 4.12. Upon delivery by the Company to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Company in accordance with the provisions of this Indenture, including without limitation Section 4.12, the Trustee shall execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Guarantee.

Any Guarantor not released from its obligations under its Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 9.

ARTICLE 10.

COLLATERAL AND SECURITY

Section 10.01. Security Documents.

(a) The due and punctual payment of the principal of and interest on the Notes when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest on the Notes and performance of all other obligations of the Company to the Holders or the Trustee under this Indenture and the Notes, according to the terms hereunder or thereunder, are secured as provided in the Security Documents which the Company has entered into simultaneously with the execution of this Indenture and which is attached as Exhibit D hereto. Each Holder, by its acceptance thereof, consents and agrees to the terms of the Security Documents (including, without limitation, the provisions providing for foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with its terms and authorizes and directs the Trustee to enter into the Security Documents and to perform its obligations and exercise its rights thereunder as a Secured Party in accordance therewith. The Company will do or cause to be done all such acts and things as may be required by applicable law or may be necessary or proper, or as may be required by the provisions of the Security Documents, to assure and confirm to the Trustee the security interest in the Collateral contemplated hereby, by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. The Company will take, and will cause its Subsidiaries to take, upon request of the Trustee, any and all actions required to cause the Security Documents to create and maintain, as security for the Obligations of the Company hereunder, a valid and enforceable perfected first priority Lien in and on all the Collateral, in favor of the Trustee, as Secured Party, for the benefit of the Holders, superior to and prior to the rights of all third Persons and subject to no other Liens than Permitted Liens.

(b) So long as no Default or Event of Default has occurred and is continuing, and subject to certain terms and conditions, the Company and the Guarantors will be entitled to receive all cash dividends, interest and other payments made upon or with respect to the Collateral pledged by them.

(c) So long as there has occurred no Event of Default, then the Company and the Guarantors shall have the right to exercise any voting and other consensual rights pertaining to the Collateral pledged by them.

(d) Upon the occurrence and during the continuance of a Default or Event of Default, all rights of the Company and the Guarantors to receive all cash dividends, interest and other payments made upon or with respect to the Collateral will cease and such cash dividends, interest and other payments will be paid to the Collateral Agent;

(e) Upon the occurrence and during the continuance of an Event of Default:

(i) all rights of the Company and the Guarantors to exercise such voting or other consensual rights will cease, and all such rights will become vested in the Collateral Agent, which, to the extent permitted by law, will have the sole right to exercise such voting and other consensual rights; and

(ii) the Collateral Agent may sell the Collateral or any part of the Collateral in accordance with the terms of the Security Documents. The Collateral Agent, in accordance with the provisions of this Indenture, will distribute all funds distributed under the Security Documents and received by the Collateral Agent to the Trustee for the benefit of the holders of the Notes.

(f) If at any time after the Issue Date there is a change in PRC law or interpretation in PRC law that permits the encumbrance of the WFOE’s assets or Property by a Lien without the approval of any governmental body of the PRC, then the Company shall cause the WFOE to, concurrently:

(i) execute and deliver to the Trustee a Security Document upon substantially the same terms granting a Lien upon such property to the Trustee for the benefit of the holders of Notes, which Lien shall be first priority if such assets or Property is not then encumbered by any other Lien (other than Liens required by law) or a second priority Lien if such assets or Property is at that time so encumbered;

(ii) cause the Lien to be granted in such Security Document to be duly perfected in any manner permitted by law; and

(iii) deliver to the Trustee an Opinion of Counsel confirming as to such Security Document the matters set forth as to the Security Documents and Liens thereunder in the Opinions of Counsel delivered to holders on the Issue Date and, if the property subject to such Security Document is an interest in real estate, such local counsel opinions, insurance policies, surveys and other supporting documents as the Trustee may reasonably request.

(g) Notwithstanding (i) anything to the contrary contained in this Indenture, the Security Documents, the Notes or any other instrument governing, evidencing or relating to any Debt, (ii) the time, order or method of attachment of any Liens, (iii) the time or order of filing or recording of financing statements or other documents filed or recorded to perfect any Lien upon any Collateral, (iv) the time of taking possession or control over any Collateral or (v) the rules for determining priority under any law of any relevant jurisdiction governing relative priorities of secured creditors:

(A) the Liens will rank at least equally and ratably with all valid, enforceable and perfected Liens, whenever granted upon any present or future Collateral, but only to the extent such Liens are permitted under this Indenture to exist and to rank equally and ratably with the Notes and the Guarantees and senior to a Lien for a Subordinated Obligation, including the Convertible Notes; and

(B) all proceeds of the Collateral applied under the Security Documents shall be allocated and distributed as set forth in Section 6.10.

Section 10.02. Future Guarantor Pledgors.

(a) The Company will use its commercially reasonable efforts promptly to obtain any necessary consents and waivers and to take all other actions necessary to pledge and to cause each Future Guarantor to pledge (i) the Capital Stock of any future Subsidiary (other than any PRC Subsidiary unless there has been after the Issue Date a change in PRC law or interpretation in PRC law that permits such pledges without approval of any Governmental Authority) in each case owned by the Company or such Future Guarantor and (ii) any loan or other extension of credit by such Future Guarantor or any other Guarantor to the WFOE, on a first priority basis in order to secure the obligations of the Company under the Notes and this Indenture and of such Future Guarantor under its Guarantee; provided that in exercising such reasonable best efforts the Company shall not be required to take any action that is commercially unreasonable.

(b) The Company will, for the benefit of the Holders of the Notes, pledge, or cause each Guarantor to pledge, (i) the Capital Stock owned by the Company or such Guarantor of any Person that becomes a Subsidiary (other than any PRC Subsidiary unless there has been after the Issue Date a change in PRC law or interpretation in PRC law that permits such pledges without approval of any Governmental Authority) after the Issue Date and (ii) any loan or other extension of credit by such Future Guarantor or any other Guarantor to the WFOE, immediately upon such Person becoming a Subsidiary or a creditor of the WFOE, to secure the obligations of the Company under the Notes and this Indenture, and of such Guarantor under its Guarantee, in the manner described above.

(c) Each Guarantor that pledges Capital Stock of a Subsidiary or a loan or extension of credit to the WFOE after the Issue Date is referred to as a “Future Guarantor Pledgor” and, upon giving such pledge, will be a “Guarantor Pledgor.”

(d) Upon each pledge by a Future Guarantor of the Capital Stock of any Subsidiary that is not a Guarantor or any future Subsidiary, or a loan or extension of credit to the WFOE, in accordance with Section 10.02(a) or Section 10.02(b), the Company will deliver to the Trustee an Officers’ Certificate stating that entry into the applicable pledge agreement has been duly and validly authorized and an Opinion of Counsel to the effect that (i) in the opinion of such counsel, such action has been taken with respect to the recording, registering and filing of or with respect to this Indenture and the applicable pledge agreement and all other instruments of further assurance as are necessary to make effective the lien created by such pledge agreement in the Capital Stock referenced in Section 10.02(a) or Section 10.02(b), and referencing the details of such action; or (ii) in the opinion of such counsel, no such action is necessary to make such lien effective; provided that any such Opinion of Counsel may rely on an Officers’ Certificate or certificates of public officials with respect to matters of fact.

(e) All Opinions of Counsel delivered pursuant to Section 10.02(d) may contain assumptions, qualifications, exceptions and limitations as are appropriate and customary for similar opinions relating to the nature of the Capital Stock pledged.

(f) Upon each pledge by any Future Guarantor of the Capital Stock of any Subsidiary that is not a Guarantor or any future Subsidiary, or a loan or extension of credit to the WFOE, in accordance with Section 10.02(a) or Section 10.02(b), the Company will give notice, file, register or record any supplemental indentures, financing statements, continuation statements, pledge agreements, intercreditor agreement or other instruments or cause each such Future Guarantor Pledgor to give notice, file, register or record any supplemental indentures, financing statements, continuation statements, pledge agreements or other instruments and take any other actions necessary in order to perfect and protect the first priority lien thereby created.

Section 10.03. Recording and Opinions.

(a) The Company will furnish to the Trustee within three months after each anniversary of the Issue Date, an Opinion of Counsel, dated as of such date, stating either that (i) in the opinion of such counsel, action has been taken with respect to the recording, registering, filing, re-recording, re-registering and re-filing of all supplemental indentures, financing statements, continuation statements or other instruments of further assurance as is necessary to maintain the Lien of the Security Documents and reciting with respect to the security interest in the Collateral the details of such action or referring to prior Opinions of Counsel in which such details are given, and stating that, in the opinion of such counsel, based on relevant laws as in effect on the date of such Opinion of Counsel, all financing statements and continuation statements have been executed and filed that are necessary as of such date and during the succeeding 12 months fully to preserve and protect, to the extent such protection and preservation are possible by filing, the rights of the Holders and the Trustee hereunder and under the Security Documents with respect to the security interest in the Collateral; or (ii) in the opinion of such counsel, no such action is necessary to maintain such Lien and assignment.

Section 10.04. Release of Collateral.

(a) Subject to subsections (b), (c) and (d) of this Section 10.04, Collateral may be released from the Lien and security interest created by the Security Documents at any time or from time to time in accordance with the provisions of the Security Documents or as provided hereby. In addition, upon the request of the Company pursuant to an Officers’ Certificate certifying that all conditions precedent provided in the Security Documents or as provided hereby have been met and stating whether or not such release is in connection with an Asset Sale and (at the sole cost and expense of the Company) the Trustee will release Collateral that is sold, conveyed or disposed of in compliance with the provisions of this Indenture; provided, that if such sale, conveyance or disposition constitutes an Asset Sale, the Company will apply the Net Available Cash in accordance with Section 4.12 hereof. Upon receipt of such Officers’ Certificate the Trustee shall execute, deliver or acknowledge any necessary or proper instruments of termination, satisfaction or release to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Security Documents.

(b) No Collateral may be released from the Lien and security interest created by the Security Documents pursuant to the provisions of the Security Documents unless the certificate required by this Section has been delivered to the Trustee.

(c) At any time when a Default or Event of Default has occurred and is continuing and the maturity of the Notes has been accelerated (whether by declaration or otherwise), no release of Collateral pursuant to the provisions of the Security Documents will be effective as against the Holders.

(d) The release of any Collateral from the terms of this Indenture and the Security Documents will not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Collateral is released pursuant to the terms of the Security Documents and hereof.

Section 10.05. Authorization of Actions to Be Taken by the Trustee Under the Security Documents.

Subject to the provisions of Section 7.01 and 7.02 hereof, the Trustee may, but is not obligated to, in its sole discretion and without the consent of the Holders, take, on behalf of the Holders, all actions it deems necessary or appropriate in order to:

(a) enforce any of its rights or any of the rights of the Holders of the Notes under the Security Documents; and

(b) collect and receive any and all amounts payable in respect of the Obligations of the Company hereunder.

The Trustee will have power to institute and maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Security Documents or this Indenture, and such suits and proceedings as the Trustee may deem expedient to preserve or protect its interests and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders or of the Trustee).

Section 10.06. Authorization of Receipt of Funds by the Trustee Under the Security Documents.

The Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

Section 10.07. Termination of Security Interest.

Upon the payment in full of all Obligations of the Company under this Indenture and the Notes, the Trustee will, at the request of the Company, release the Liens pursuant to this Indenture and the Security Documents.

ARTICLE 11.

SATISFACTION AND DISCHARGE

Section 11.01. Satisfaction and Discharge.

This Indenture shall be discharged and shall cease to be of further effect, except as to surviving rights of registration of transfer or exchange of the Notes, as to all Notes issued hereunder, when:

(a) either:

(i) all Notes that have been previously authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has previously been deposited in trust or segregated and held in trust by the Company and is thereafter repaid to the Company or discharged from the trust) have been delivered to the Trustee for cancellation; or

(ii)(x) all Notes that have not been previously delivered to the Trustee for cancellation, have become due and payable by their terms or have been called for redemption, and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars in such amounts as shall be sufficient without consideration of any reinvestment of interest to pay and discharge the entire Debt on the Notes not previously delivered to the Trustee for cancellation or redemption for principal, premium, if any, Additional Amounts and interest on the Notes to the date of deposit, in the case of Notes that have become due and payable, or to the Stated Maturity or redemption date, as the case may be; (y) the Company has paid all other sums payable by the Company with respect to the Notes under this Indenture; and (z) the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at Stated Maturity or on the redemption date, as the case may be.

In the case of either clause (i) or (ii):

(x) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company is a party or by which the Company is bound; and

(y) the Company shall have delivered to the Trustee an Officers’ Certificate and Opinion of Counsel stating that all conditions precedent relating to the satisfaction and discharge of this Indenture have been satisfied.

Section 11.02. Deposited Cash to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 11.03, all cash deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section, the “Trustee”) pursuant to Section 11.01 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, Additional Amounts and interest but such cash and securities need not be segregated from other funds except to the extent required by law.

Section 11.03. Repayment to Company.

Any cash deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, Additional Amounts or interest on, any Note and remaining unclaimed for two years after such principal, and premium, if any, Additional Amounts or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder shall thereafter, as an unsecured creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such cash and securities, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such cash remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such cash then remaining shall be repaid to the Company.

Section 11.04. Reinstatement.

If the Trustee or the paying agent is unable to apply any money in accordance with Section 11.02 by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 until such time as the Trustee or the paying agent is permitted to apply all such money in accordance with Section 11.02; provided that if the Company makes any payment of Interest on or principal of any Note following the reinstatement of its obligations, then only following the payment and discharge of all amounts under the Notes and this Indenture the Company shall be subrogated to the rights of the holders of such Notes to receive such payment from the money held by the Trustee or paying agent.

ARTICLE 12.

MISCELLANEOUS

Section 12.01. Notices.

Any notice or communication by the Company or the Trustee to the other is duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next-day delivery, to the other’s address:

If to the Company:

No. 18, Xinyuan Road,

Zhengzhou City, Henan Province

PRC

Attention: Mr. Longgen Zhang

Facsimile No: +86 0371 6565 1168

With a copy to:

If to the Trustee:

The Hongkong and Shanghai Banking Corporation Limited

Level 30, HSBC Main Building

1 Queen’s Road, Central

Hong Kong

Attention: Corporate Trust and Loan Agency

Facsimile No: +852 2801 5586

The Company or the Trustee, by notice to the other, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to the Trustee or Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if sent by facsimile transmission; and the second Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next-day delivery. All notices and communications to the Trustee or Holders shall be deemed duly given and effective only upon receipt.

Any notice or communication mailed to a Noteholder shall be mailed to such holder by first class mail, postage prepaid, or sent by express overnight air courier for next day delivery at his address as it appears on the Security Register and shall be sufficiently given to such holder if so mailed within the time prescribed. So long as the Notes are represented by a Global Note which is held by the Common Depositary on behalf of Euroclear or Clearstream, notices to a Noteholder may be given by delivery of the relevant notice to Euroclear or Clearstream for communication by it entitled accountholders in substitution for notification as required elsewhere in this Indenture.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

Section 12.02. Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate with other Holders with respect to their rights under this Indenture or the Notes.

Section 12.03. Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under any provision of this Indenture, the Company shall furnish to the Trustee:

(a) an Officers’ Certificate (which shall include the statements set forth in Section 12.04 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b) an Opinion of Counsel (which shall include the statements set forth in Section 12.04 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with.

Section 12.04. Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable such Person to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

With respect to matters of fact, an Opinion of Counsel may rely on an Officers’ Certificate, certificates of public officials or reports or opinions of experts.

Section 12.05. Legal Holidays.

In any case where any Interest Payment Date, Purchase Date or Stated Maturity of any Note is not a Business Day at the city in which the Corporate Trust Office of the Trustee is located, then (notwithstanding any other provision of this Indenture or of the Notes) payment of Interest or principal (and premium, if any, and Additional Amounts) need not be made at such Corporate Trust Office of the Trustee on such date, but such payment may be made on the next succeeding Business Day at such Corporate Trust Office of the Trustee with the same force and effect as if made on the Interest Payment Date or Purchase Date, or at the Stated Maturity and such extension of time shall in such case be included in the computation of Interest accruing on such Note; provided, however, that if such extension would cause payment of Interest to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

Section 12.06. Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 12.07. No Personal Liability of Directors, Officers, Employees and Stockholders.

No past, present or future director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or of the Guarantors under the Notes, this Indenture, the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver and release may not be effective to waive or release liabilities under the U.S. federal securities laws.

Section 12.08. Governing Law.

THIS INDENTURE, THE GUARANTEE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

Section 12.09. No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 12.10. Successors.

All covenants and agreements of the Company and any Guarantor in this Indenture and the Notes shall bind their respective successors. All covenants and agreements of the Trustee in this Indenture shall bind its successors.

Section 12.11. Severability.

In case any provision in this Indenture, the Guarantee or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions, to the fullest extent permitted by applicable law, shall not in any way be affected or impaired thereby.

Section 12.12. Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 12.13. Table of Contents, Headings, etc.

The Table of Contents and Headings in this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

[Signatures on following page]

SIGNATURES

Dated April 13, 2007

COMPANY:

XINYUAN REAL ESTATE CO., LTD.

By:
Name:
Title:

GUARANTOR:

XINYUAN REAL ESTATE LTD.

By:
Name:
Title:

SIGNATURE PAGES TO THE SENIOR NOTE INDENTURE

TRUSTEE:

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED

as Trustee and the Agents

By:
Name:
Title:

SIGNATURE PAGES TO THE SENIOR NOTE INDENTURE

EXHIBIT A

(Face of Note)

[GLOBAL NOTE LEGEND]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR BANK S.A./N.V. (“EUROCLEAR”), OR CLEARSTREAM BANKING, SOCIÉTÉ ANONYME (“CLEARSTREAM”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF ITS AUTHORIZED NOMINEE OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR OR CLEARSTREAM (AND ANY PAYMENT IS MADE TO ITS AUTHORIZED NOMINEE, OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR OR CLEARSTREAM), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, ITS AUTHORIZED NOMINEE, HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF EUROCLEAR OR CLEARSTREAM OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

[REGULATION S LEGEND]

UNTIL 40 DAYS AFTER THE LATER OF THE DAY ON WHICH THE NOTES ARE FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN REGULATION S, AS DEFINED BELOW) AND THE DATE OF THE CLOSING OF THE OFFERING OF THE NOTES, AN OFFER OR SALE OF THE NOTES WITHIN THE UNITED STATES (AS DEFINED IN THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”) MAY VIOLATE THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT IF SUCH OFFER OR SALE IS MADE OTHERWISE THAN IN ACCORDANCE WITH RULE 144A OR ANOTHER APPLICABLE EXEMPTION THEREUNDER.

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OR OTHER SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION UNLESS THE TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT.

THE HOLDER OF THIS NOTE BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE U.S. SECURITIES ACT (“RULE 144A”)) OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN “OFFSHORE TRANSACTION” PURSUANT TO RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT (“REGULATION S”), (2) AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES THAT IT WILL NOT PRIOR TO (X) THE DATE WHICH IS 40 DAYS AFTER THE LATER OF THE DATE OF THE COMMENCEMENT OF THE OFFERING AND THE DATE OF ORIGINAL ISSUANCE (OR OF ANY PREDECESSOR OF THIS NOTE) AND (Y) SUCH LATER

DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW (THE “RESALE RESTRICTION TERMINATION DATE”), OFFER, SELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT (A) TO THE ISSUER, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE U.S. SECURITIES ACT, (C) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE U.S. SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S OR (E) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT, AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS NOTE IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND; PROVIDED THAT THE ISSUER, THE TRUSTEE, THE REGISTRAR AND THE TRANSFER AGENT SHALL HAVE THE RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (D) PRIOR TO THE END OF THE 40-DAY DISTRIBUTION COMPLIANCE PERIOD WITHIN THE MEANING OF REGULATION S OR PURSUANT TO CLAUSE (E) PRIOR TO THE RESALE RESTRICTION TERMINATION DATE TO REQUIRE THAT AN OPINION OF COUNSEL, CERTIFICATIONS AND/OR OTHER INFORMATION SATISFACTORY TO THE COMPANY, THE TRUSTEE, THE REGISTRAR AND THE TRANSFER AGENT IS COMPLETED AND DELIVERED BY THE TRANSFEROR. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S.

THIS NOTE MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS (I) AS PART OF THEIR DISTRIBUTION AT ANY TIME OR (II) OTHERWISE UNTIL 40 DAYS AFTER THE LATER OF THE DATE OF THE COMMENCEMENT OF THE OFFERING AND THE DATE OF ORIGINAL ISSUANCE, EXCEPT IN EITHER CASE IN ACCORDANCE WITH REGULATION S (OR RULE 144A, IF AVAILABLE) OR ANOTHER APPLICABLE EXEMPTION UNDER THE SECURITIES ACT.

[IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.]1

[1]	To be added to Definitive Notes only.

GUARANTEED SENIOR SECURED FLOATING RATE NOTES DUE 2010

ISIN: XS0294703086

Common Code: 029470308

No.	$

XINYUAN REAL ESTATE CO., LTD.

promises to pay to HSBC Nominees (Hong Kong) Limited, or registered assigns, as common depositary for Clearstream Banking, societe anonyme (“Clearstream”) and/or Euroclear Bank S.A./N.V. (“Euroclear”), or registered assigns, on April 15, 2010, the principal sum of SEVENTY-FIVE MILLION Dollars ($75,000,000.—) [, or such greater or lesser principal amount at the Stated Maturity hereof as is indicated in the records of the Registrar and the Common Depositary]2 if a Qualifying IPO has occurred on or before such date, or, if no Qualifying IPO has occurred on or before such date, 112% of such amount.

Interest Payment Dates:            April 15            October 15

Record Dates: April 1        October 1

Dated: April 13, 2007.

[2]	To be added to Global Notes only.

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officer.

XINYUAN REAL ESTATE CO., LTD.

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the [Global]

Notes referred to in the

within-mentioned Indenture:

The Hongkong and Shanghai

Banking Corporation Limited,

as Trustee and the Agents

By:
Authorized Signatory

Dated April 13, 2007

(Back of Note)

GUARANTEED SENIOR SECURED FLOATING RATE NOTES DUE 2010

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Interest. XINYUAN REAL ESTATE CO., LTD., a company incorporated with limited liability in the Cayman Islands (the “Company”), promises to pay interest on the principal amount of this Note at the rate per annum, reset semi-annually, equal to LIBOR (as determined by the Calculation Agent from the Issue Date) plus the Margin until maturity. LIBOR will be used for all interest periods without interpolation, including the first interest period beginning on the Issue Date and ending on October 15, 2007. The “Margin” shall be 6.80%. Promptly upon determination, the Calculation Agent will inform the Trustee and the Company of the interest rate for the next interest period. The Company shall pay interest semi-annually on April 15 and October 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day with the same force and effect and such extension of time shall in such case be included in the computation of interest accruing on such Note; provided, however, that if such extension would cause payment of Interest to be made in the next following calendar month, such payment shall be made on the next preceding Business Day (each an “Interest Payment Date”). Interest shall accrue from and including the most recent date to which interest has been paid on the Notes (or one or more Predecessor Notes) or, if no interest has been paid, from the date of issuance, to but excluding the following Interest Payment Date; provided, however, that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be October 15, 2007. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, and Additional Amounts from time to time at a rate that is 4.0% per annum in excess of the interest rate then in effect under the Indenture and this Note; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods), from time to time at the same rate to the extent lawful. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed. The amount of interest for each day that the Notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the Notes. The amount of interest to be paid on the Notes for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period. All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one decimal place. The Company shall ensure that the interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as such rate may be modified by United States law of general application.

2. Method of Payment. The Company shall pay interest on the Notes (except defaulted interest) to the Persons in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the April 1 or October 1 next preceding the Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes shall be payable as to principal, premium, if any, Additional Amounts and interest at the office or agency of the Company maintained for such purpose, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the Security Register; provided, however, that payment by wire transfer of immediately available funds shall be required with respect to principal of and interest and premium and Additional Amounts, if any, on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. Paying Agent, Registrar and Calculation Agent. Initially, The Hongkong and Shanghai Banking Corporation Limited, the Trustee under the Indenture, shall act as Paying Agent, Registrar and Calculation Agent. The Company may change any Paying Agent, Registrar or Calculation Agent without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity as Paying Agent or Registrar

4. Indenture. The Company issued the Notes under an Indenture dated April 13, 2007 (“Indenture”) among the Company, the guarantor party thereto (the “Guarantor”) and the Trustee. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5. Optional Redemption.

At any time and from time to time, the Company may redeem up to 100% of the aggregate principal amount of the Notes issued under this Indenture at a redemption price (expressed as a percentage of principal amount) equal to 112% of the principal amount thereof, plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date) with the proceeds of Debt Incurred by the Company or any of its Subsidiaries for the bona fide intention of refinancing all, but not less than all, the Notes, or with the net cash proceeds of a Qualifying IPO by the Company or any Person in which the Company owns, directly or indirectly, 100% of the Voting Stock; provided, however, that any such redemption shall be made contemporaneously with incurrence of such Debt or within 60 days of receipt of proceeds from such Qualifying IPO, as the case may be.

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

Any prepayment pursuant to this paragraph shall be made pursuant to the provisions of Sections 3.01 through 3.04 of the Indenture.

6. Tax Redemption.

(a) The Notes may be redeemed, at the option of the Company or a Surviving Person with respect to the Company, as a whole but not in part, upon giving not less than 30 days’ nor more than 60 days’ notice to the Holders and upon reasonable notice in advance of such notice to Holders to the Trustee (which notice shall be irrevocable), at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest (including any Additional Amounts), if any, to the date fixed by the Company or the Surviving Person, as the case may be, for redemption (the “Tax Redemption Date”) if, as a result of:

(i) any change in, or amendment to, laws (or any regulations or rulings promulgated thereunder) affecting taxation; or

(ii) any change in the existing official position or the stating of an official position regarding the application or interpretation of such laws, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment becomes effective on or after (i) with respect to the Company or any Guarantor, the Issue Date, or (ii) with respect to any Future Guarantor or Surviving Person, the date such Future Guarantor or Surviving Person becomes a Future Guarantor or Surviving Person, with respect to any payment due or to become due under the Notes, any Guarantee, or this Indenture, the Company, a Surviving Person or a Guarantor, as the case may be, is, or on the next Interest Payment Date would be, required to pay Additional Amounts, and such requirement cannot be avoided by the taking of reasonable measures by the Company, a Surviving Person or a Guarantor, as the case may be; provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Company, a Surviving Person or a Guarantor, as the case may be, would be obligated to pay such Additional Amounts if a payment in respect of the Notes were then due.

(b) Prior to the mailing of any notice of redemption for Notes pursuant to the foregoing, the Company, a Surviving Person or a Guarantor, as the case may be, will deliver to the Trustee:

(i) an Officers’ Certificate stating that such change or amendment referred to in the prior paragraph has occurred, describing the facts related thereto and stating that such requirement cannot be avoided by the Company, a Surviving Person or a Guarantor, as the case may be, taking reasonable measures available to it; and

(ii) an Opinion of Counsel or a written opinion of a tax consultant who is acceptable to the Trustee, either of recognized standing, in form and substance satisfactory to the Trustee, stating that the requirement to pay such Additional Amounts results from such change or amendment referred to in the prior paragraph.

The Trustee shall accept such certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it shall be conclusive and binding on the Holders.

(c) Any Notes that are redeemed will be cancelled.

7. Mandatory Redemption.

Except as set forth in Sections 4.12 and 4.17 of the Indenture, the Company shall not be required to make mandatory redemption or sinking fund payments with respect to, or offer to purchase, the Notes.

8. Repurchase at Option of Holder.

(a) Upon the occurrence of a Change of Control, each Holder shall have the right to require the Company to repurchase all or any part (equal to $100,000 or an integral multiple of $100,000) of such Holder’s Notes (a “Change of Control Offer”) at a purchase price in cash equal to (x) 105% of the then outstanding principal amount of the Notes, plus accrued and unpaid interest, if any, on the Notes repurchased, to the Purchase Date if such Change of Control occurs prior to the Qualifying IPO or (y) 101% of the then outstanding principal amount of the Notes, plus accrued and unpaid interest, if any, on the Notes repurchased, to the Purchase Date if such Change of Control occurs after the Qualifying IPO (subject to the right of Holders of record on the relevant record date to receive interest to, but excluding, the Purchase Date).

(b) If the Company or one of its Subsidiaries consummates any Asset Sales, they shall not be required to apply any Net Available Cash in accordance with the Indenture until the aggregate Net Available Cash from all Asset Sales following the date the Notes are first issued exceeds $5.0 million. Thereafter, the Company shall, after application of the additional aggregate $5.0 million of Net Available Cash as provided in the second paragraph of Section 4.12 of the Indenture, commence an offer for Notes pursuant to the Indenture by applying the Net Available Cash (an “Asset Sale Offer”) pursuant to Section 3.09 of the Indenture to purchase the maximum principal amount of Notes that may be purchased out of the Net Available Cash at an offer price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest to the date fixed for the closing of such offer in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Net Available Cash, the Company (or such Subsidiary) may use such deficiency first to repay certain credit facilities or any other Senior Debt of the Company or any Guarantor or Debt of any Subsidiary of the Company that is not a Guarantor (excluding, in any such case, any Debt owed to the Company or an Affiliate of the Company), and only thereafter, for any purpose not prohibited by the Indenture. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Net Available Cash, the Trustee shall select the Notes to be purchased on a pro rata basis. Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes.

9. Notice of Redemption. Notice of redemption shall be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than $100,000 may be redeemed in part but only in whole multiples of $100,000, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date interest ceases to accrue on Notes or portions thereof called for redemption.

10. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $100,000 and integral multiples of $100,000. [This Note shall represent the aggregate principal amount of outstanding Notes from time to time endorsed hereon and the aggregate principal amount of Notes represented hereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions.]1 The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

11. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

12. Amendment, Supplement and Waiver. Subject to certain exceptions, the Company and the Trustee may amend or supplement the Indenture or the Notes with the consent of the Holders of a majority in principal amount of the then outstanding Notes voting as a single class (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes), and, subject to Sections 6.04 and 6.07 of the Indenture, any existing Default or Event of Default (except a continuing Default or Event of Default in the payment of principal, premium, if any, Additional Amounts or interest on the Notes) or compliance with any provision of the Indenture or the Notes (except for certain covenants and provisions of the Indenture which cannot be amended without the consent of each Holder) may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes voting as a single class (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes). Without the consent of any Holder, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation, partnership or limited liability company of the obligations of the Company under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes, to add additional Guarantees or additional obligors with respect to the Notes, to secure the Notes, to add to the covenants of the Company for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Company, or to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder.

13. Defaults and Remedies. Each of the following is an Event of Default under the Indenture:

(a) failure to make the payment of any interest on the Notes when the same becomes due and payable, and such failure continues for a period of 15 days; provided that if such payment is not made by reason of having been prohibited by PRC Governmental Authorities, then such failure to make such payment shall be an Event of Default only if such failure continues for a period of 30 days;

(b) failure to make the payment of any principal of, or premium, if any, on, any of the Notes when the same becomes due and payable at its Stated Maturity, upon acceleration, mandatory redemption, optional redemption, required repurchase or otherwise;

(c) failure to comply with Sections 4.09, 4.10, 4.12, 4.17 or 5.01 of the Indenture;

(d) failure to comply with any other covenant or agreement in the Notes or in the Indenture (other than a failure that is the subject of the foregoing clause (a), (b) or (c)), and such failure continues for 45 days after written notice is given to the Company by the Trustee (upon the instruction of the Holders in accordance with Section 6.02) or the Holders of not less than 10% in aggregate principal amount of the Notes then outstanding specifying the default, demanding that it be remedied and stating that such notice is a “Notice of Default;”

[1]	Include only if a Global Note.

(e) a default under any Debt by the Company or any of its Subsidiaries that results in acceleration of the maturity of such Debt, or failure to pay any such Debt when due, in an aggregate amount greater than $3.0 million or its foreign currency equivalent at the time;

(f) one or more final judgments or orders for the payment of money are rendered against the Company or any Subsidiary and are not paid or discharged, and there is a period of 60 consecutive days following entry of the final judgment or order and the aggregate amount of all such final judgments or orders outstanding and not paid or discharged against all such Persons exceed $3.0 million (or its foreign currency equivalent at the time) during which a stay of enforcement, by reason of a pending appeal or otherwise, is not in effect;

(g) any Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Guarantee) or any Guarantor or a group of Guarantors that, taken as a whole, would constitute a Significant Subsidiary denies or disaffirms its obligations under its Guarantee;

(h) certain events of bankruptcy or insolvency;

(i) any default by the Company or Future Guarantor Pledgor or any other Person that pledges Collateral on behalf of the holders in any of its obligations under the Security Documents; the security interest under the Security Documents shall, at any time, cease to be in full force and effect for any reason other than the satisfaction in full of all obligations under the Indenture and discharge of the Indenture or any security interest created thereunder shall be declared invalid or unenforceable or the Company or any Guarantor shall assert that any such security interest is invalid or unenforceable;

(j) the Company or any Future Guarantor Pledgor or any other Person that pledges Collateral on behalf of the holders denies or disaffirms its obligations under any Security Document or, other than in accordance with the Indenture and the Security Documents, any Security Document ceases to be or is not in full force and effect or the Trustee ceases to have a first priority interest in the Collateral;

(k) the WFOE ceases to be a Wholly Owned Subsidiary of the Company; or

(l)(i) the confiscation, expropriation or nationalization by any Governmental Authority of any Property of the Company or any of its Subsidiaries that is material to the operation of the Related Business; or (ii) if such revocation or repudiation could reasonably be expected to have a Material Adverse Effect, the revocation or repudiation by any Governmental Authority of any previously granted Governmental Approval to any PRC Subsidiary; or (iii) the imposition or introduction of material and discriminatory taxes, tariffs, royalties, customs or excise duties imposed on any PRC Subsidiary, or the material and discriminatory withdrawal or suspension of privileges or specifically granted rights of a fiscal nature, or (iv) the Company or any of its Subsidiary is prevented from exercising normal control over all or any material part of its property, assets or revenues.

If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 10% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency described in the Indenture, all outstanding Notes shall become due and payable without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest, or the principal of, the Notes. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

14. Trustee Dealings with Company. Subject to certain limitations, the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee.

15. No Recourse Against Others. No past, present or future director, officer, employee, incorporator or stockholder of the Company or of any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Indenture, the Notes, the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability.

16. Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

17. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

18. Governing Law. The Indenture, the Guarantee and this Note shall be governed by and construed in accordance with the law of the state of New York.

Option of Holder to Elect Purchase

If you want to elect to have this Note purchased by the Company pursuant to Section 4.12 or 4.17 of the Indenture, check the box below:

Section 4.12                    Purchase Date:

Section 4.17

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.12 or 4.17 of the Indenture, state the amount you elect to have purchased: $

Date:	Your Signature:
(Sign exactly as your name appears on the Note)

Tax Identification No.:

SIGNATURE GUARANTEE:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP.

Assignment Form

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to

(Insert assignee’s social security or other tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
as agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee:

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee

EXHIBIT B

FORM OF NOTATION OF GUARANTEE

For value received, each Guarantor (which term includes any successor Person under the Indenture), jointly and severally, unconditionally guarantees, to the extent set forth in the Indenture and subject to the provisions in the Indenture, dated April 13, 2007 (the “Indenture”), among Xinyuan Real Estate Co., Ltd., as issuer (the “Company”), the Guarantor listed on the signature pages thereto and The Hongkong and Shanghai Banking Corporation Limited, as trustee (the “Trustee”), (a) the due and punctual payment of the principal of, premium, if any, Additional Amounts and interest on the Notes, whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal and premium, if any, Additional Amounts and, to the extent permitted by law, interest and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The obligations of the Guarantors to the Holders of Notes and to the Trustee pursuant to the Guarantee and the Indenture are expressly set forth in Article 9 of the Indenture and reference is hereby made to the Indenture for the precise terms of the Guarantee. This Guarantee is subject to release as and to the extent set forth in Section 9.05 of the Indenture. Each Holder of a Note, by accepting the same agrees to and shall be bound by such provisions. Capitalized terms used herein and not defined are used herein as so defined in the Indenture.

[GUARANTOR NAME]

By:
Name:
Title:

B-1

EXHIBIT C

FORM OF CERTIFICATE OF TRANSFER

Xinyuan Real Estate Co., Ltd.

No. 18, Xinyuan Road,

Zhengzhou City, Henan Province

PRC

Attention: Mr. Longgen Zhang

The Hongkong and Shanghai

Banking Corporation Limited

Level 30, HSBC Main Building

1 Queen’s Road, Central

Hong Kong

Attention: Corporate Trust and Loan Agency

Re:	SENIOR SECURED FLOATING RATE NOTES DUE 2010

Reference is hereby made to the Indenture, dated April 13, 2007 (the “Indenture”), among XINYUAN REAL ESTATE CO., LTD., as issuer (the “Company”), the Guarantors party thereto and The Hongkong and Shanghai Banking Corporation Limited, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                                , (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] in the principal amount of $                    (the “Transfer”), to                                 (the “Transferee”). In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

☐ 1. Check if Transferee will take delivery of a beneficial interest in the Global Note or a Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(a) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Distribution Compliance Period (as defined in Regulation S under the Securities Act), the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the legend printed on the Global Note and/or the Definitive Note and in the Securities Act.

☐ 2. Check if Transferee will take delivery of a beneficial interest in the Global Note or a Definitive Note Pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act, and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believed and believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer

C-1

is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the legend printed on the Global Note or the Definitive Note and in the Securities Act.

☐ 3. Check if Transferee will take delivery of a beneficial interest in the Global Note or a Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Global Notes and Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that:

(i) such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act; or

(ii) such Transfer is being effected to the Company or a subsidiary thereof; or

(iii) such Transfer is being effected pursuant to an effective registration statement under the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

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